Exhibit 10.22

EXECUTION VERSION

FIRST LIEN CREDIT AGREEMENT

among

WEB.COM GROUP, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents,

SUNTRUST BANK,

GOLDMAN SACHS LENDING PARTNERS LLC,

CITIGROUP GLOBAL MARKETS INC.

and

WELLS FARGO BANK, N.A.

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of October 27, 2011

As Amended and Restated as of November 20, 2012

As Further Amended and Restated as of March 6, 2013

J.P. MORGAN SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

SUNTRUST ROBINSON HUMPHREY INC,

GOLDMAN SACHS LENDING PARTNERS LLC,

CITIGROUP GLOBAL MARKETS INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	31

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	32

2.1.	Term Commitments	32
2.2.	Procedure for Term Loan Borrowing	32
2.3.	Repayment of Term Loans	32
2.4.	Revolving Commitments	32
2.5.	Procedure for Revolving Loan Borrowing	33
2.6.	Swingline Commitment	34
2.7.	Procedure for Swingline Borrowing; Refunding of Swingline Loans	34
2.8.	Commitment Fees, etc	36
2.9.	Termination or Reduction of Revolving Commitments	36
2.10.	Optional Prepayments	36
2.11.	Mandatory Prepayments	37
2.12.	Conversion and Continuation Options	39
2.13.	Limitations on Eurodollar Tranches	39
2.14.	Interest Rates and Payment Dates	39
2.15.	Computation of Interest and Fees	40
2.16.	Inability to Determine Interest Rate	40
2.17.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	40
2.18.	Requirements of Law	42
2.19.	Taxes	43
2.20.	Indemnity	46
2.21.	Change of Lending Office	47
2.22.	Mitigation Obligations; Replacement of Lenders	47
2.23.	Defaulting Lenders	48
2.24.	Incremental Facility	49
2.25.	Extensions of Term Loans and Revolving Commitments	51
2.26.	Prepayments Below Par	53

SECTION 3.	LETTERS OF CREDIT	55

3.1.	L/C Commitment	55
3.2.	Procedure for Issuance and Amendment of Letter of Credit	56
3.3.	Fees and Other Charges	56
3.4.	L/C Participations	57
3.5.	Reimbursement Obligation of the Borrower	57
3.6.	Obligations Absolute	58
3.7.	Letter of Credit Payments	58
3.8.	Applications	58
3.9.	Letters of Credit Issued for Subsidiaries	58

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SECTION 4.	REPRESENTATIONS AND WARRANTIES	59

4.1.	Financial Condition	59
4.2.	No Change	60
4.3.	Existence; Compliance with Law	60
4.4.	Power; Authorization; Enforceable Obligations	60
4.5.	No Legal Bar	60
4.6.	Litigation	60
4.7.	Insurance	60
4.8.	Ownership of Property; Liens	61
4.9.	Intellectual Property	61
4.10.	Taxes	61
4.11.	Federal Regulations	61
4.12.	Labor Matters	61
4.13.	ERISA	61
4.14.	Investment Company Act; Other Regulations	62
4.15.	Subsidiaries	62
4.16.	Use of Proceeds	62
4.17.	Environmental Matters	62
4.18.	Accuracy of Information, etc	63
4.19.	Security Documents	63
4.20.	Solvency	64
4.21.	Patriot Act	64

SECTION 5.	CONDITIONS PRECEDENT	64

5.1.	Conditions to Initial Extension of Credit	64
5.2.	Conditions to Each Extension of Credit After the Restatement Effective Date	67
5.3.	Conditions to Restatement Effective Date	68

SECTION 6.	AFFIRMATIVE COVENANTS	69

6.1.	Financial Statements	69
6.2.	Certificates; Other Information	69
6.3.	Payment of Obligations	71
6.4.	Maintenance of Existence; Compliance	71
6.5.	Maintenance of Property; Insurance	71
6.6.	Inspection of Property; Books and Records; Discussions	71
6.7.	Notices	72
6.8.	Environmental Laws	72
6.9.	Ratings	72
6.10.	Further Assurances; Additional Collateral, etc	72
6.11.	Designation of Subsidiaries	73
6.12.	Post-Closing Covenants	74

SECTION 7.	NEGATIVE COVENANTS	74

7.1.	Consolidated First Lien Net Leverage Ratio	74
7.2.	Indebtedness	75
7.3.	Liens	77
7.4.	Fundamental Changes	79
7.5.	Disposition of Property	80
7.6.	Restricted Payments	80

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7.7.	Investments	81
7.8.	Payments and Modifications of Certain Debt Instruments	83
7.9.	Transactions with Affiliates	84
7.10.	Sales and Leasebacks	84
7.11.	Swap Agreements	84
7.12.	Changes in Fiscal Periods	84
7.13.	Negative Pledge Clauses	84
7.14.	Clauses Restricting Subsidiary Distributions	85
7.15.	Lines of Business	85

SECTION 8.	EVENTS OF DEFAULT	85

8.1.	Events of Default	85
8.2.	Application of Proceeds	88

SECTION 9.	THE AGENTS	89

9.1.	Appointment	89
9.2.	Delegation of Duties	89
9.3.	Exculpatory Provisions	89
9.4.	Reliance by Administrative Agent	89
9.5.	Notice of Default	90
9.6.	Non-Reliance on Agents and Other Lenders	90
9.7.	Indemnification	90
9.8.	Agent in Its Individual Capacity	91
9.9.	Successor Administrative Agent	91
9.10.	Agents	91

SECTION 10.	MISCELLANEOUS	92

10.1.	Amendments and Waivers	92
10.2.	Notices	94
10.3.	No Waiver; Cumulative Remedies	95
10.4.	Survival of Representations and Warranties	95
10.5.	Payment of Expenses and Taxes	95
10.6.	Successors and Assigns; Participations and Assignments	96
10.7.	Adjustments; Set-off	100
10.8.	Counterparts	100
10.9.	Severability	100
10.10.	Integration	100
10.11.	Governing Law	100
10.12.	Submission To Jurisdiction; Waivers	101
10.13.	Acknowledgements	101
10.14.	Releases of Guarantees and Liens	101
10.15.	Confidentiality	102
10.16.	WAIVERS OF JURY TRIAL	103
10.17.	Patriot Act	103
10.18.	Usury Savings	103
10.19.	No Novation	103

iii

SCHEDULES:

1.1A	Commitments
1.1B	Existing Letters of Credit
1.1C	Rollover Letters of Credit
3.1	Subsidiaries
4.1	Liabilities and Dispositions
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions; Intellectual Property Filings
7.2(g)	Existing Indebtedness
7.3(f)	Existing Liens
7.7(n)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C-1	Form of Closing Certificate for Borrower
C-2	Form of Closing Certificate for Loan Parties
D	Form of Assignment and Assumption
E-1	Form of U.S. Tax Certificate
E-2	Form of U.S. Tax Certificate
E-3	Form of U.S. Tax Certificate
E-4	Form of U.S. Tax Certificate
F	Form of Borrowing Notice
G	Form of Loan Conversion and Continuation Notice
H-1	Form of Term Loan Note
H-2	Form of Revolving Loan Note
I	Form of Discounted Prepayment Option Notice
J	Form of Lender Participation Notice
K	Form of Discounted Voluntary Prepayment Notice
L	[Reserved]
M	[Reserved]
N	Form of Reaffirmation Agreement

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FIRST LIEN CREDIT AGREEMENT (this “Agreement”), dated as of October 27, 2011, as amended and restated as of November 20, 2012, as further and amended and restated as of March 6, 2013, among WEB.COM GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A. and DEUTSCHE BANK SECURITIES INC., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), SUNTRUST BANK, GOLDMAN SACHS LENDING PARTNERS LLC, CITIGROUP GLOBAL MARKETS INC. and WELLS FARGO BANK, N.A., as co-documentation agents (in such capacity, the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

RECITALS

WHEREAS, the Borrower entered into the First Lien Credit Agreement, dated as of October 27, 2011 (as amended and restated as of November 20, 2012, the “Existing Credit Agreement”), with the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties; and

WHEREAS, the parties have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions set forth in Section 5.3;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Restatement Effective Date (as defined below) the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1.          DEFINITIONS

1.1.          Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0% (provided, that for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Libor Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Discount”: as defined in Section 2.26(c).

“Acceptance Date”: as defined in Section 2.26(b).

“Acquisition”: the acquisition of the Target by the Borrower pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Purchase Agreement, dated August 3, 2011, by and among the Borrower, Net Sol Holdings LLC and the Target.

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“Acquisition Agreement Representations”: the representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement, or to otherwise not consummate the Acquisition, as a result of the breach of such representations and warranties.

“Additional Lender”: as defined in Section 2.24(b).

“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of determining the Affiliates of the Borrower, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Debt Fund”: any Affiliate of the Borrower (i) that is a bona fide debt fund or an investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (ii) for which General Atlantic, LLC does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.

“Affiliated Lender”: any Affiliate of the Borrower other than (i) the Borrower or any Subsidiary of the Borrower and (ii) any natural Person.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure Percentage”: with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided, that in the case of Section 2.23 when a Defaulting Lender shall exist, “Aggregate Exposure Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Aggregate Exposure Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Agreement”: as defined in the preamble hereto.

“Applicable Discount”: as defined in Section 2.26(c).

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	ABR Loans
Revolving Loans and Swingline Loans	3.25%	2.25%
Term Loans	3.50%	2.50%

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“Applicable Pricing Grid”: with respect to the Commitment Fee Rate, the table set forth below:

Consolidated First Lien Net Leverage Ratio	Commitment Fee Rate
Greater than 3.25:1.00	0.50%
Less than or equal to 3.25:1.00 but greater than 2.50:1.00	0.375%
Less than or equal to 2.50:1.00	0.25%

For the purposes of the Applicable Pricing Grid, changes in the Commitment Fee Rate resulting from changes in the Consolidated First Lien Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in the table above shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in the table above shall apply. Each determination of the Consolidated First Lien Net Leverage Ratio for purposes of the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g) or (h) of Section 7.5) that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

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“Available Amount”: as of any date of determination, an amount equal to the sum of:

(a)	$5,000,000;

plus

(b)	the sum of (without duplication):

(i) the Cumulative Retained Excess Cash Flow Amount;

(ii) the Net Cash Proceeds received after the Closing Date and on or prior to such date from any issuance of Capital Stock by the Borrower (other than any such issuance to a Group Member), but excluding any issuance of Disqualified Stock;

(iii) the net cash proceeds received after the Closing Date and on or prior to such date from any capital contribution to the Borrower (other than any Specified Equity Contribution) or any Restricted Subsidiary; provided that any such capital contribution is from a Person other than a Group Member;

(iv) the aggregate amount received after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary;

(v) the net cash proceeds received after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary from the issuance of convertible or exchangeable debt securities that have been converted into or exchanged for Capital Stock of a Group Member (other than Disqualified Stock);

(vi) the aggregate amount received in cash or Cash Equivalents after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any then-existing joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, such amount not to exceed, for purposes of the Available Amount, the amount of the Investment in such joint venture or Unrestricted Subsidiary (with the amount of such Investment being calculated in accordance with the last sentence of Section 7.7);

(vii) the aggregate amount received in cash or Cash Equivalents after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition to a Person (other than a Group Member) of any Investment made in reliance on Section 7.7(m) and repurchases and redemptions (other than by a Group Member) of such Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances (other than by a Group Member) that constitute Investments made in reliance on Section 7.7(m); provided that such amount shall not, for purposes of the Available Amount, exceed the amount of such initial Investment made in reliance on Section 7.7(m); and

(viii) the amount equal to the net reduction in Investments made by the Borrower or any Restricted Subsidiaries in any Person resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Borrower or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary (with the amount of such Investments being calculated in accordance with the last sentence of Section 7.7);

5

minus

(c)           the amount of any Investments made in reliance on Section 7.7(m) prior to such date, the amount of cash consideration in excess of $100,000,000 paid prior to such date in reliance on Section 7.7(h)(iv) in respect of Persons that do not, upon the acquisition thereof, become Subsidiary Guarantors or assets that are not acquired by Loan Parties, any Restricted Payments made in reliance on Section 7.6(f) prior to such date and any prepayments of Indebtedness made in reliance on Section 7.8(a)(ii) prior to such date.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Bankruptcy Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Canadian Government Loan”: the principal amount of the Indebtedness of Register.com, Inc. under the Promissory Note, dated as of June 9, 2008, issued in favor of Her Majesty the Queen in Right of the Province of Nova Scotia pursuant to the Letter of Offer, dated March 27, 2008, from Nova Scotia Economic Development to Register.com, Inc.

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“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person (in the case of a corporation), any and all equivalent ownership interests in such Person (in the case of a Person that is not a corporation), any and all warrants, rights or options to purchase any of the foregoing and any and all securities convertible into or exchangeable for shares of the foregoing (but excluding, for the avoidance of doubt, Indebtedness convertible into or exchangeable for shares of the foregoing), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Capitalized Software Development Expenses”: for any period, (a) $1,850,000 minus (b) the aggregate software development expenses of the Target and its Subsidiaries that are capitalized during such period.

“Captive Insurance Subsidiary”:  any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

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“Change in Control”: (a)(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than any combination consisting solely of the Permitted Investors, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower on a fully diluted basis and (ii) the Permitted Investors shall own, directly or indirectly, beneficially or of record, less than such Person or “group” on a fully diluted basis; (b) the Permitted Investors (or any “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) which includes one or more Permitted Investors) shall acquire or hold, directly or indirectly, beneficially or of record, shares representing more than 70% of the issued and outstanding Capital Stock of the Borrower on a fully diluted basis; (c) the common stock of the Borrower shall cease to be listed and traded on a nationally recognized stock exchange as a result of, or in connection with, any increase in the percentage of the issued and outstanding Capital Stock of the Borrower owned or held by the Permitted Investors (or any “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) which includes one or more Permitted Investors); or (d) during any period of two consecutive fiscal years, a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall cease to be occupied by individuals (i) who were members of such board of directors on the first day of such period or were appointed by General Atlantic, LLC or any of its Affiliates, (ii) whose nomination or election to such board of directors was approved by individuals referred to in clause (i) above constituting at the time of such nomination or election at least a majority of such board of directors or (iii) whose nomination or election to such board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such nomination or election at least a majority of such board of directors.

“Class”: when used in reference to (a) any Loan, refers to whether such Loan is a Revolving Loan, Term Loan or Swingline Loan, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 were satisfied, which date is October 27, 2011.

“Closing Date Material Adverse Effect”: a “Material Adverse Effect”, as such term is defined in the Acquisition Agreement as of the date of signing thereof, but applied mutatis mutandis to the Borrower, the Target and their respective Subsidiaries on a consolidated basis.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

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“Commitment Fee Rate”: 0.50% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Revolving Amendment Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender pursuant to an Assignment and Assumption; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

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“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and (except with respect to clauses (d), (h) and (i)) to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provision for taxes based on income (or similar taxes in lieu of income taxes), profits or capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties and interest related to taxes or arising from tax examinations), (b) interest expense and, to the extent not reflected in interest expense, (i) any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (ii) amortization or writeoff of debt discount, debt issuance costs, commissions and discounts, (iii) costs of surety bonds obtained in connection with financing activities and (iv) other fees and charges associated with Indebtedness (including the Loans and the loans made pursuant to the Second Lien Credit Agreement), (c) depreciation and amortization expense, impairment charges (including amortization of intangible assets (including goodwill) and deferred financing fees), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Development Expenses (if positive) for any period ending after the Closing Date, provided that, with respect to any Reference Period, the aggregate amount added in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (d) shall not exceed $7,400,000, (e) extraordinary losses reducing Consolidated Net Income during any such period, (f) cost-savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of (i) the Acquisition (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof, provided that actions (or substantial steps) in respect of such cost-savings, operating expense reductions and synergies have been taken (in the good faith determination of the Borrower) within 12 months of the Closing Date and (ii) mergers and other business combinations, Permitted Acquisitions, divestitures, cost savings initiatives and other similar initiatives consummated after the Closing Date, in each case permitted by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that actions (or substantial steps) in respect of such cost-savings, operating expense reductions and synergies have been taken (in the good faith determination of the Borrower) within 12 months of the applicable Initiative; provided further that, with respect to any Reference Period, the aggregate amount added in the calculation of Consolidated EBITDA for such Reference Period pursuant to clauses (f) and (g) shall not exceed 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to clauses (f) and (g)), (g) unusual and non-recurring cash expenses recognized for restructuring costs, including but not limited to severance costs, relocation costs and litigation expenses, in connection with the Acquisition or any Initiative, provided that the aggregate amount of restructuring costs added in the calculation of Consolidated EBITDA pursuant to this clause (g) (i) in respect of the Acquisition (x) shall not exceed $15,000,000 and (y) shall be incurred within 12 months after the Closing Date and (ii) in respect of Initiatives (x) shall not exceed $7,500,000 in any Reference Period and (y) shall be incurred within 12 months of the applicable Initiative; provided further that, with respect to any Reference Period, the aggregate amount added in the calculation of Consolidated EBITDA for such Reference Period pursuant to clauses (f) and (g) shall not exceed 15% of Consolidated EBITDA (calculated prior to giving effect to any add-backs pursuant to clauses (f) and (g)), (h) the increase (if any) in the balance of the amount of deferred revenue as of the end of any such period over the balance of the amount of deferred revenue as of the end of the immediately prior period, (i) the decrease (if any) in the balance of prepaid registry fees as of the end of any such period below the balance of prepaid registry fees as of the end of the immediately prior period, (j) non-cash stock-based or other equity-based compensation expenses, (k) other non-cash expenses or losses reducing Consolidated Net Income during any such period (excluding any such losses or expenses that represent an accrual or reserve for a cash expenditure for a future period), (l) Transaction Expenses in an aggregate amount not to exceed $50,000,000 over the term of this Agreement, (m) other non-recurring transactional costs, fees or expenses (whether or not the transaction is actually consummated) incurred or paid by any Group Member in connection with any incurrence, modification or repayment of Indebtedness (including any amendments or waivers of the Loan Documents), issuance of Capital Stock, mergers and other consolidations, Dispositions, Permitted Acquisitions or Investments by any Group Member, in each case permitted hereunder; provided that the aggregate amount added in the calculation of Consolidated EBITDA pursuant to this clause (m) shall not exceed $2,000,000 over the term of this Agreement, (n) cash expenses relating to earn-outs and similar obligations; provided that such earn-out or similar obligation is in effect for no longer than two years from the closing date of the underlying transaction, (o) non-recurring charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party and actually reimbursed by such third party, (p) losses and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, provided that, with respect to any Reference Period, the aggregate amount of cash losses and expenses added in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (p) shall not exceed $500,000, and (q) costs incurred in preparation for compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets outside the ordinary course of business, but excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any other non-cash income and (v) any gains in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items, provided that, with respect to any Reference Period, the aggregate amount of cash gains subtracted in the calculation of Consolidated EBITDA for such Reference Period pursuant to this clause (v) shall not exceed $500,000, (b) any cash payments made during such period in respect of items described in clause (k) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected in Consolidated Net Income to the extent such amounts were added back in any prior fiscal quarter, all as determined on a consolidated basis, (c) the decrease (if any) in the balance of the amount of deferred revenue as of the end of any such period below the balance of the amount of deferred revenue as of the end of the immediately prior period and (d) the increase (if any) in the balance of prepaid registry fees as of the end of any such period above the balance of prepaid registry fees as of the end of the immediately prior period. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means the Acquisition and any Permitted Acquisition made pursuant to Section 7.7(h) that involves the payment of cash consideration by the Borrower and its Restricted Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property to any Person that is not a Loan Party or a Restricted Subsidiary that yields Net Cash Proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $7,500,000.

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The financial results of Unrestricted Subsidiaries, joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such Unrestricted Subsidiaries, joint ventures and variable interest entities to the Borrower or any of its Restricted Subsidiaries that are Wholly Owned Subsidiaries.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, Consolidated EBITDA for such fiscal quarters shall be $27,336,000, $36,297,000, $32,467,000 and $34,622,000, respectively.

“Consolidated First Lien Debt”: at any date, Consolidated Total Debt that is secured by a first priority Lien on any of the assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated First Lien Debt less unrestricted cash and Cash Equivalents of the Loan Parties, in an aggregate amount not to exceed $50,000,000, in each case as of such date to (b) (i) for purposes of Section 7.1, Consolidated EBITDA for the Reference Period ended as of such date and (ii) otherwise, Consolidated EBITDA for the Reference Period most recently ended prior to such date for which financial statements have been delivered.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

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“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt less unrestricted cash and Cash Equivalents of the Loan Parties, in an aggregate amount not to exceed $50,000,000, in each case as of such date, to (b) Consolidated EBITDA for the Reference Period most recently ended prior to such date for which financial statements have been delivered.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (it being agreed that, for purposes of Section 6.4, “Contractual Obligation” shall not include any Loan Document).

“Control”: the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Convertible Securities”:  any Indebtedness of the Borrower or any Subsidiary of the Borrower that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, convertible into or exchangeable for Capital Stock of the Borrower or any Subsidiary of the Borrower, cash or any combination thereof.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Cumulative Retained Excess Cash Flow Amount”: at any date of determination, an amount (which may be negative) equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for the Excess Cash Flow Periods ended on or prior to such date; provided that in calculating the Available Amount with respect to the Excess Cash Flow Period for the fiscal year ending December 31, 2011, Cumulative Retained Excess Cash Flow Amount shall equal the proportionate share of the amount calculated for such Excess Cash Flow Period based on the number of days elapsed since the Closing Date and a fiscal year of 365 days.

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“Declined Prepayment Amount”: as defined in Section 2.11(f).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that (a) has refused (either verbally or in writing and has not retracted such refusal) or failed to make available its portion of any incurrence of Revolving Loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure (unless, with respect to any incurrence of any Revolving Loans, such Lender notifies the Administrative Agent in writing that such failure is a result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived), (b) has failed to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it within one Business Day of the date when due, (c) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement, (d) has failed, within three Business Days after written request by a Credit Party, acting in good faith and based on the reasonable belief that such Lender may not fulfill its funding obligation, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, unless the subject of a good faith dispute (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent), or (e) has admitted in writing that it is insolvent or has become the subject of a Bankruptcy Event.

“Discount Range”: as defined in Section 2.26(b).

“Discounted Prepayment Option Notice”: as defined in Section 2.26(b).

“Discounted Voluntary Prepayment”: as defined in Section 2.26(a).

“Discounted Voluntary Prepayment Notice”: as defined in Section 2.26(e).

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the Final Maturity Date (as in effect on the date of the incurrence of such Disqualified Stock); provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

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“Disregarded Domestic Subsidiary”: any Domestic Subsidiary that is (i) a direct or indirect Subsidiary of a Foreign Subsidiary or (ii) a disregarded entity for United States federal income tax purposes if substantially all of such Domestic Subsidiary’s directly or indirectly held assets consist of Capital Stock or Indebtedness of one or more Foreign Subsidiaries.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided, that, with respect to any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013, the ECF Percentage shall be reduced to (a) 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00 and (b) 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of such fiscal year is less than 1.00 to 1.00.

“Environmental Claim”: any written or oral notice, claim, demand, order, action, suit, complaint, proceeding, request for information or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Materials of Environmental Concern at any location; (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment or human health and safety.

“Environmental Permits”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization required under any Environmental Law.

“Environmental Report”: any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) which is under common control with a Group Member within the meaning of Section 4001 of ERISA or is part of a group which includes any Group Member and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

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“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or any installment payment with respect to Withdrawal Liability; (d) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (g) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA or terminated (within the meaning of Section 4041A of ERISA) or (i) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan, other than any such failure that is capable of correction and is corrected within a reasonable period of time following the later of its occurrence or its discovery and in all events before such failure triggers any additional tax or penalty that is material.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. In no event shall the Eurodollar Rate with respect to the Term Loans be less than 1.00%.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

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“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) the increase (if any) in the balance of the amount of deferred revenue of the Borrower and its Restricted Subsidiaries for such fiscal year, (vi) the decrease (if any) in the balance of prepaid registry fees of the Borrower and its Restricted Subsidiaries for such fiscal year and (vii) the decrease (if any) in the balance of the amount of deferred tax assets of the Borrower and its Restricted Subsidiaries over deferred tax liabilities of the Borrower and its Restricted Subsidiaries for such fiscal year minus (b) the sum, without duplication, of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including credits included in the calculation of deferred tax assets and liabilities), (ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions (to the extent not funded with (A) the proceeds of Indebtedness or the issuance of Capital Stock, (B) the Reinvestment Deferred Amount or (C) the Available Amount), (iii) to the extent not funded with the proceeds of Indebtedness, the net amount of Investments made during such period pursuant to Section 7.7(k) and (l) (excluding Investments among the Group Members), (iv) to the extent not funded with (A) the proceeds of Indebtedness or (B) the Available Amount, the aggregate amount of all scheduled principal repayments of Funded Debt (other than the Term Loans and the Revolving Loans) of the Group Members made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) to the extent not funded with the proceeds of Indebtedness, the aggregate amount of all scheduled principal repayments of the Term Loans made during such fiscal year, (vi) increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) non-recurring cash fees and expenses incurred in connection with the Transactions or any Permitted Acquisition (whether or not consummated), (ix) cash expenditures in respect of purchase price adjustments paid in connection with the Transactions, any Permitted Acquisition or any other acquisition permitted hereunder, (x) the amount (determined by the Borrower) of such Consolidated Net Income (if any) that is mandatorily prepaid or reinvested pursuant to this Agreement (or as to which a waiver of the requirements of such Section applicable thereto has been granted thereunder) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event giving rise to such Consolidated Net Income, (xi) the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness, (xii) cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income, (xiii) the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such fiscal year; provided, that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash during such following fiscal year (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period), (xiv) the decrease (if any) in the balance of the amount of deferred revenue of the Borrower and its Restricted Subsidiaries for such fiscal year, (xv) the increase (if any) in the balance of prepaid registry fees of the Borrower and its Restricted Subsidiaries for such fiscal year and (xvi) the increase (if any) in the balance of the amount of deferred tax assets of the Borrower and its Restricted Subsidiaries over deferred tax liabilities of the Borrower and its Restricted Subsidiaries for such fiscal year; provided that the aggregate amount subtracted in the calculation of Excess Cash Flow pursuant to clauses (b)(ii) (in respect of Permitted Acquisitions), (b)(iii) and (b)(ix) above shall not exceed (x) $35,000,000 in any fiscal year and (y) $50,000,000 over the term of this Agreement.

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“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Excess Cash Flow Period”: each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2012 and, solely for purposes of determining the Available Amount, the fiscal year ending December 31, 2011.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Debt”: the Indebtedness under (a) the First Lien Credit Agreement, dated as of March 7, 2007, among the Target, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and Deutsche Bank Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint lead bookrunners, the lenders party thereto and the other party thereto, (b) the Credit Agreement, dated as of April 17, 2007, among the Target and Woodbridge Penzugyi Szolgaltato KFT, Branch Office Zug, as lender, and the other parties party thereto and (c) the Credit Agreement, dated as of July 30, 2010, among the Borrower, the lenders party thereto, Wells Fargo Bank, as syndication agent and Royal Bank of Canada, as administrative agent.

“Existing Letters of Credit”: the letters of credit identified on Schedule 1.1B.

“Existing Revolving Lender”: (a) to the extent the Revolving Amendment Date occurs substantially simultaneously with the Restatement Effective Date, a “Revolving Lender” under the Existing Credit Agreement and (b) otherwise, a “Revolving Lender” under this Agreement immediately prior to the Revolving Amendment Date.

“Existing Revolving Loans”: (a) to the extent the Revolving Amendment Date occurs substantially simultaneously with the Restatement Effect Date, “Revolving Loans” outstanding under the Existing Credit Agreement immediately prior to the Revolving Amendment Date and (b) otherwise, “Revolving Loans” outstanding under this Agreement immediately prior to the Revolving Amendment Date.

“Extended Revolving Commitment”: as defined in Section 2.25(a).

“Extended Revolving Loans”: as defined in Section 2.25(a).

“Extended Term Loans”: as defined in Section 2.25(a).

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“Extension”: as defined in Section 2.25(a).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, any substantially similar amendments or successor statutes and any current or future regulations or official interpretations thereof.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the Fee Letter, dated as of August 3, 2011, by and among the Borrower, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Goldman Sachs Lending Partners LLC, SunTrust Bank and SunTrust Robinson Humphrey Inc.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Final Maturity Date”: as at any date, the latest to occur of (a) the Maturity Date, (b) the maturity date in respect of any outstanding Extended Term Loans and (c) the maturity date in respect of any outstanding Incremental Term Loans.

“Final Revolving Termination Date”: as at any date, the latest to occur of (a) the Revolving Termination Date, (b) the maturity date in respect of any outstanding Extended Revolving Commitments and (c) the maturity date in respect of any outstanding Incremental Revolving Facility.

“First Lien Refinancing Indebtedness”: as defined in Section 7.2(a).

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate, other than a Foreign Plan.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate, other than a Foreign Benefit Arrangement.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the material and uncorrected failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

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“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and any Permitted Refinancings thereof.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners), and the Internet Corporation for Assigned Names and Number, the Internet Assigned Number Authority and any other Person that governs, regulates or administers the creation, ownership, registration and/or use of domain names, URLs and Internet addresses, including all gTLDs and ccTLDs).

“Group Member”: collectively, the Borrower and any of its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

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“Immaterial Subsidiary”: on any date, any Restricted Subsidiary that represented 1% or less of consolidated total assets and 1% or less of annual consolidated revenues (for the most recent Reference Period for which financial statements are available) of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1(a) prior to such date; provided, that (i) at such time as any such Subsidiary becomes a party to this Agreement or any other Loan Document or executes and delivers a guarantee, security agreement, mortgage or other similar agreement supporting the Obligations, such Subsidiary shall at all times thereafter not be an Immaterial Subsidiary irrespective of the value of its assets or its revenues and (ii) the aggregate assets and aggregate annual consolidated revenues (for the most recent Reference Period for which financial statements are available) of all Immaterial Subsidiaries shall at no time exceed 5% of consolidated total assets and 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries, respectively (the “5% Requirement”); provided further, that in the event that the designation of any Restricted Subsidiary as an Immaterial Subsidiary would result in the failure to comply with the 5% Requirement, the Borrower shall notify the Administrative Agent as to the Restricted Subsidiary or Restricted Subsidiaries which shall no longer be deemed Immaterial Subsidiaries, to the extent required to ensure compliance with the 5% Requirement.

“Incremental Facilities”: as defined in Section 2.24(a).

“Incremental Facility Amendment”: as defined in Section 2.24(b).

“Incremental Facility Closing Date”: as defined in Section 2.24(b).

“Incremental Revolving Facility”: as defined in Section 2.24(a).

“Incremental Term Facility”: as defined in Section 2.24(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) payroll liabilities or deferred compensation), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, valued at the lesser of (i) if recourse is limited to such property, the fair market value of such property or (ii) the amount of the Indebtedness of such other Person; provided that Indebtedness shall not include earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

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“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all intellectual property and all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses (each as defined in the Guarantee and Collateral Agreement), trade secrets, know-how and other proprietary information and related documentation, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the first Business Day following the last day of each March, June, September and December (or, if an Event of Default is in existence, the first Business Day following last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders under the relevant Facility, nine or twelve months or a shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if agreed to by all Lenders under the relevant Facility, nine or twelve months or a shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (or, with respect to any Extended Revolving Loans or any Loans under an Incremental Revolving Facility, the maturity date with respect thereto) or beyond the date final payment is due on the Term Loans (or, with respect to any Extended Term Loans or any Loans under an Incremental Term Facility, the maturity date with respect thereto);

(iii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)           the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: (i) JPMorgan Chase Bank, N.A. or any affiliate thereof or any other Revolving Lender (or any affiliate thereof) which agrees to be an Issuing Lender and is reasonably acceptable to the Borrower and the Administrative Agent, in their respective capacity as issuer of any Letter of Credit and (ii) solely with respect to the Rollover Letters of Credit, Deutsche Bank Trust Company Americas. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.

“L/C Commitment”: $15,000,000.

“L/C Disbursement”: a payment made by an Issuing Lender pursuant to a Letter of Credit.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: the collective reference to J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., SunTrust Robinson Humphrey Inc., Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

“Lender Participation Notice”: as defined in Section 2.26(c).

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

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“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any amendment or supplement entered into in connection with any Incremental Facility and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and each of its Subsidiaries that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Management Group”: the group consisting of the directors, executive officers and other management personnel of the Borrower on the Closing Date together with (a) any new directors of the Borrower whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of the Borrower hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property, or financial condition of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Restricted Subsidiary”: at any date of determination, each Restricted Subsidiary other than Immaterial Subsidiaries.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation or any hazardous, toxic or other substances, materials or wastes, regulated pursuant to or that could give rise to liability under any Environmental Law.

“Maturity Date”: October 27, 2017.

“Minimum Extension Condition”: as defined in Section 2.25(b).

“Minimum Tranche Amount”: as defined in Section 2.25(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking and other customary advisor fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking and other customary advisor fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”: as defined in Section 10.1.

“Non-Excluded Taxes”: as defined in Section 2.19(a).

“Non-U.S. Lender”: as defined in Section 2.19(e).

“Non-Wholly Owned Subsidiary”:  any Domestic Subsidiary that is not a Wholly Owned Subsidiary.

“Notes”: the collective reference to any promissory note evidencing Loans, substantially in the form of Exhibit H-1 in the case of a Note with respect to a Term Loan and substantially in the form of Exhibit H-2 in the case of a Note with respect to Revolving Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of (a) Specified Swap Agreements, a Person that is a Lender or an Affiliate of a Lender at the time such Specified Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date), notwithstanding whether such Person subsequently ceases at any time to be a Lender or an Affiliate thereof under this Agreement for any reason, and (b) Specified Cash Management Agreements, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that for purposes of determining any Guarantee Obligations of any Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement, the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, if applicable) any Excluded Swap Obligations of such Subsidiary Guarantor.

“Offered Loans”: as defined in Section 2.26(c).

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“Orange Soda Disposition”: the Disposition of all capital stock of OrangeSoda, Inc., a Nevada corporation, owned by Network Solutions, LLC pursuant to that certain Stock Purchase Agreement, dated on or about May 31, 2012, by and among Deluxe Business Operations, Inc. a Delaware corporation (or an affiliate thereof), Network Solutions, LLC and the other sellers party thereto and Gregory Wong, Jay Bean, and Matthew Harty in their capacities as members of the Stockholders’ Committee (as defined therein).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: as defined in Section 7.7(h).

“Permitted Investors”: each of (a) General Atlantic, LLC and its Affiliates and (b) the Management Group.

“Permitted Refinancing”: with respect to any Indebtedness of any person, any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness assumed pursuant to Section 7.2(q), no person that is not an obligor with respect to such Indebtedness immediately prior to such modification, refinancing, refunding, replacement, renewal or extension shall be an obligor with respect to such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant Section 7.2(e), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole, including the collateral if any securing such Indebtedness, shall not be materially more restrictive as determined by the Borrower in good faith, (iv) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension and (v) for the avoidance of doubt, the Indebtedness being so modified, refinanced, refunded, replaced, renewed or extended is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing (other than by the Additional Permitted Amount).

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“Permitted Sale and Leaseback”: the sale and leaseback of the property located at 1425 North Washington Street, Spokane, Washington.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Pro Forma Statement of Operations”: as defined in Section 4.1(a).

“Prohibited Transaction”: as described in Section 406 of ERISA and Section 4975(c)(1) of the Code.

“Properties”: as defined in Section 4.17(a).

“Proposed Change”: as defined in Section 10.1.

“Proposed Discounted Prepayment Amount”: as defined in Section 2.26(b).

“Qualifying Lenders”: as defined in Section 2.26(d).

“Qualifying Loans”: as defined in Section 2.26(d).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries.

“Refinancing”: as defined in the recitals hereto.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation S-X”: Regulation S-X of the Securities Act of 1933, as amended from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

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“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business, other than current assets.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business, other than current assets.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if the Borrower enters into a legally binding commitment to reinvest the Net Cash Proceeds from such Reinvestment Event within such 12-month period, the date that is 180 days after the end of such 12-month period) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business, other than current assets, with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Revolving Facility”: as defined in Section 10.1.

“Replacement Revolving Facility”: as defined in Section 10.1.

“Replacement Term Facility Amendment”: that certain Replacement Term Facility Amendment, dated as of March 6, 2013.

“Replaced Term Loans”: as defined in Section 10.1.

“Replacement Term Loans”: as defined in Section 10.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under the regulations issued pursuant to Section 4043(b) of ERISA.

“Required Lenders”: the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restatement Effective Date”: the date on which the conditions specified in Section 5.3 have been satisfied, which date is March 6, 2013.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Retained Percentage”: with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Amendment Date”: as defined in Section 5.3.

“Revolving Commitment”: (a) prior to the Revolving Amendment Date, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A of the Existing Credit Agreement or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof and (b) on and after the Revolving Amendment Date, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A (as determined on the Revolving Amendment Date) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments on the Revolving Amendment Date is $70,000,000.

“Revolving Commitment Period”: the period from and including the Restatement Effective Date to the Revolving Termination Date.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of the outstanding principal amount of such Revolving Lender's Revolving Loans and its L/C Obligations at such time.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

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“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided, that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: October 27, 2016.

“Rollover Letters of Credit”: the letters of credit identified on Schedule 1.1C.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Administrative Agent”: JPMorgan Chase Bank, N.A., as second lien administrative agent under the Second Lien Credit Agreement, and its successors and assigns.

“Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of October 27, 2011, among the Borrower, the lenders party thereto, the Second Lien Administrative Agent and the other agents party thereto.

“Secured Parties”: the collective reference to the Administrative Agent, the Swingline Lender, the Issuing Lender, the Lenders and any Affiliate of any Lender to which Obligations are owed by any Loan Party (including, with respect to Specified Swap Agreements, any Person that is a Lender or an Affiliate of a Lender at the time such Specified Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date), notwithstanding whether such Person subsequently ceases at any time to be a Lender or an Affiliate thereof under this Agreement for any reason).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, any Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

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“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, or bank card products or services provided in connection therewith, including in connection with any automated clearing house transfers of funds or any similar transactions between any Loan Party and any Lender or an Affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by such Loan Party, as a “Specified Cash Management Agreement”.

“Specified Equity Contribution”: as defined in Section 7.1.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date), notwithstanding whether such Person subsequently ceases at any time to be a Lender or an Affiliate thereof under this Agreement for any reason.

“Subordinated Indebtedness”: any Indebtedness of any Group Member that is subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each direct or indirect Material Restricted Subsidiary of the Borrower (other than any Foreign Subsidiary, Disregarded Domestic Subsidiary, Non-Wholly Owned Subsidiary or Captive Insurance Subsidiary) that becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.1(a) or 6.10(c).

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

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“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000; provided, that such amount may be adjusted downward should the Borrower exceed the Revolving Commitment (less the Swingline Commitment) and may be adjusted back up if any repayments or prepayments of Revolving Loans are made so as to result in availability under the Revolving Commitment (less the Swingline Commitment).

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Exposure Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A. or any of its Affiliates, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Target”: GA-Net Sol Parent LLC.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder on the Restatement Effective Date in accordance with the Replacement Term Facility Amendment, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder. The amount of each Term Lender’s Term Commitment on the Restatement Effective Date is its “New Term Loan Commitment” as defined in the Replacement Term Facility Amendment. The aggregate amount of the Term Commitments on the Restatement Effective Date is $660,000,000.

“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the Loans made pursuant to Section 2.1.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Restatement Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Expenses”: any non-recurring fees or expenses incurred or paid by any Group Member in connection with the Transactions.

“Transactions”: the Acquisition, the Refinancing, the entering into of the Loan Documents and the initial borrowings hereunder, the entering into of the Loan Documents (as defined in the Second Lien Credit Agreement) and the borrowings thereunder and the payments of fees, commissions and expenses in connection with each of the foregoing.

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“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.11.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are described in Sections 4203 and 4205, respectively, of ERISA.

1.2.          Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower or any of its Restricted Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided, that except as expressly specified in the definition of Consolidated EBITDA, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any of its Restricted Subsidiaries at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of determination or calculation under this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower and its Restricted Subsidiaries consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all accounting determinations and computations made hereunder (including under Section 7.1 and the definitions used in such calculation) shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.  Unless otherwise expressly provided, Section 7.1 and all defined financial terms shall be computed on a consolidated basis for the Borrower and its Restricted Subsidiaries, in each case without duplication. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for the purposes of calculating compliance with any covenant in this Agreement or any other Loan Document, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement.

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(c)          The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.          AMOUNT AND TERMS OF COMMITMENTS

2.1.          Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan to the Borrower on the Restatement Effective Date in an amount equal to its Term Commitment in accordance with the Replacement Term Facility Amendment. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2.          Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit F (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) two Business Days prior to the anticipated Restatement Effective Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the anticipated Restatement Effective Date, in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Restatement Effective Date and specifying the amount to be borrowed or continued. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 9:00 A.M., New York City time, on the Restatement Effective Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender; provided, that if any Term Lender has not funded its Term Loan by 9:00 A.M., New York City time on the Restatement Effective Date and has not indicated to the Administrative Agent that it will not be funding its Term Loan, the Administrative Agent is authorized to advance such Term Lender’s Term Loan; provided further, that such Term Lender shall fund its Term Loan no later than 12:00 Noon, New York City time on the Restatement Effective Date. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3.          Repayment of Term Loans. The Term Loan of each Lender shall mature in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, on the Maturity Date), commencing on March 31, 2013, each of which installments shall be in an aggregate principal amount equal to 0.25% of the original aggregate principal amount of the Term Loans on the Restatement Effective Date; provided that with respect to the installment payable on the Maturity Date, such installment shall be in an amount equal to the then outstanding principal amount of the Term Loans.

2.4.          Revolving Commitments (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

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(b)          The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5.          Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided, that the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit F (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans (or, in the case of a borrowing on the Revolving Amendment Date, two Business Days prior to the anticipated Revolving Amendment Date), or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided, that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $500,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Notwithstanding the foregoing, solely with respect to the Revolving Loans made on the Closing Date, not later than 9:00 A.M., New York City time, on the Closing Date each Revolving Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its pro rata share of such Revolving Loans; provided, that if any Revolving Lender has not funded its pro rata share of such Revolving Loans by 9:00 A.M., New York City time on the Closing Date and has not indicated to the Administrative Agent that it will not be funding its pro rata share of such Revolving Loans, the Administrative Agent is authorized to advance such Revolving Lender’s pro rata share of such Revolving Loans; provided further, that such Revolving Lender shall fund its pro rata share of such Revolving Loans no later than 12:00 Noon, New York City time on the Closing Date. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. On the Revolving Amendment Date, all Existing Revolving Loans shall be deemed repaid and such portion thereof that were ABR Loans shall be reborrowed as ABR Loans by the Borrower and such portion thereof that were Eurodollar Loans shall be reborrowed as Eurodollar Loans by the Borrower (it being understood that for each tranche of Existing Revolving Loans that were Eurodollar Loans, (x) the initial Interest Period for the relevant reborrowed Eurodollar Loans shall equal the remaining length of the Interest Period for such tranche and (y) the Eurodollar Rate for the relevant reborrowed Eurodollar Loans during such initial Interest Period shall be the Eurodollar Rate for such tranche immediately prior to the Revolving Amendment Date) and any Revolving Lenders that are not Existing Revolving Lenders shall advance funds to the Administrative Agent no later than 12:00 Noon, New York City time on the Revolving Amendment Date as shall be required to repay the Revolving Loans of Existing Revolving Lenders such that each Revolving Lender’s share of outstanding Revolving Loans on the Revolving Amendment Date is equal to its Revolving Percentage (after giving effect to the Revolving Amendment Date).

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2.6.          Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b)          The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

(c)          If the maturity date shall have occurred in respect of any tranche of Revolving Commitments at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.1(c)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

2.7.          Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give each of the Swingline Lender and the Administrative Agent irrevocable fax or .pdf notice signed by the authorized signatories (which written notice must be received by each of the Swingline Lender and the Administrative Agent not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrower on the requested Borrowing Date by depositing such proceeds in the account of the Borrower on such Borrowing Date in immediately available funds.

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(b)          The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, to the Administrative Agent, who shall then request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender, following notice by the Swingline Lender to the Administrative Agent, to charge the Borrower’s accounts (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)          If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender (through the Administrative Agent) an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)          Whenever, at any time after the Swingline Lender has received from any Revolving Lender (through the Administrative Agent) such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute (through the Administrative Agent) to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return (through the Administrative Agent) to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)          Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

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2.8.          Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)          The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9.          Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided, that such notice may state that it is conditioned upon the effectiveness of other credit facilities, settlement of an offering of securities or a Change in Control, in each case, which such notice may be revoked by the Borrower (by notice to the Administrative Agent no later than 10:00 A.M., New York City time, on the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10.          Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20; provided further that in the event of any prepayment of Term Loans made on or prior to the 18-month anniversary of the Restatement Effective Date (i) with the proceeds of any secured term loans (including any new or additional term loans under this Agreement) having a lower effective yield (taking into account applicable interest rate, including floors, original issue discount (“OID”) and fees, with OID and fees being equated to interest rate based on a four-year life to maturity, but in any event excluding any ticking fees, arrangement fees and other fees in connection therewith not paid to the makers of such loans generally) than the effective yield (taking into account applicable interest rate, including floors, OID and fees, with OID and fees being equated to interest rate based on a four-year life to maturity, but in any event excluding any ticking fees, arrangement fees and other fees in connection therewith not paid to the makers of such loans generally) for the Term Loans or (ii) pursuant to any repricing amendment in connection with the Term Loans or any refinancing of the Term Loans resulting in the total yield (as so calculated) payable thereon on the date of such amendment being lower than the total yield (as so calculated) with respect to the Term Loans, the Borrower shall pay to the applicable Lenders with respect to such Term Loans a prepayment premium equal to 1% of the principal amount of the Term Loans so prepaid or refinanced or, in the case of a repricing amendment, 1% of the aggregate amount of the Term Loans outstanding immediately prior to such amendment. Each notice delivered by the Borrower pursuant to this Section 2.10 shall be irrevocable; provided, that such notice may state that it is conditioned upon the effectiveness of other credit facilities, which such notice may be revoked by the Borrower (by notice to the Administrative Agent no later than 10:00 A.M., New York City time, on the specified effective date) if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 (or, if the Term Loans then outstanding are less than $1,000,000, such lesser amount). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 (or, if the Swingline Loans then outstanding are less than $100,000, such lesser amount). Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.10 shall be applied, in the case of Term Loans, to the prepayment of the Term Loans in accordance with Section 2.17(b) and as directed by the Borrower (or, absent such direction, in direct order of maturity) and, in the case of Commitment reductions, to reduce permanently the Revolving Commitments.

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2.11.          Mandatory Prepayments. (a) If any Indebtedness shall be incurred by the Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness permitted by Section 7.2 (other than First Lien Refinancing Indebtedness)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within one Business Day of the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(b)          If on any date the Borrower or any of its Restricted Subsidiaries shall have received Net Cash Proceeds of at least $5,000,000 in the aggregate from any Asset Sales or Recovery Events then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within one Business Day of such date toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided, that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(c)          If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2012, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, prepay an aggregate amount of Term Loans in an amount equal to (A) the ECF Percentage of Excess Cash Flow for the fiscal year covered by the financial statements for such fiscal year (such prepayment to be applied as set forth in Section 2.11(d) below), minus (B) solely to the extent not funded with the proceeds of Indebtedness, (x) the aggregate amount of all optional prepayments of the Term Loans pursuant to Section 2.10 or Section 2.26 made during such fiscal year (provided that with respect to any prepayment pursuant to Section 2.26, the aggregate amount of such prepayment for purposes of this clause shall be the amount of the Borrower’s cash payment in respect of such prepayment) to the extent not otherwise deducted previously pursuant to this clause, (y) with respect to any Excess Cash Flow Period ending on or prior to December 31, 2014, the aggregate amount of all optional repayments of Revolving Loans (not to exceed the amount of Revolving Loans drawn as of the Closing Date, and only to the extent not reborrowed prior to the end of such Excess Cash Flow Period) pursuant to Section 2.10 made during such Excess Cash Flow Period to the extent not otherwise deducted previously pursuant to this clause (provided that in no event shall the deduction pursuant to this clause (y) exceed the lesser of (i) $12,000,000 and (ii) an amount equal to 25% of Excess Cash Flow calculated without giving effect to this clause (y)) and (z) with respect to the Excess Cash Flow Period ending on December 31, 2015 and each Excess Cash Flow Period ending thereafter, the aggregate amount of all optional repayments of Revolving Loans pursuant to Section 2.10 made during such fiscal year that are accompanied by an equivalent permanent reduction in the Revolving Commitments to the extent not otherwise deducted previously pursuant to this clause. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

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(d)          Partial prepayments of the Term Loans pursuant to Section 2.11 shall be applied in accordance with Section 2.17(b) first, to the next eight installments thereof scheduled to be paid in direct order, and second, to the remaining installments on a pro rata basis (other than the repayment to be made on the Maturity Date). The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)          Notwithstanding any other provisions of Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.11 (provided that no such prepayment of the Term Loans pursuant to Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(f)          Notwithstanding anything to the contrary contained in this Section 2.11, if any Term Lender shall notify the Administrative Agent (i) on the date of such prepayment, with respect to any prepayment under Section 2.11(a) or (b) or (ii) at least one Business Day prior to the date of a prepayment under Section 2.11(c) that it wishes to decline its share of such prepayment, such share (the “Declined Prepayment Amount”) may be retained by the Borrower.

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2.12.          Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in the form of Exhibit G of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in the form of Exhibit G of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)          Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent in the form of Exhibit G, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; provided further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13.          Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14.          Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)          Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)          (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding overdue Loans and Reimbursement Obligations shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.0% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2.0%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2.0% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

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(d)          Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15.          Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16.          Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)          the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17.          Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

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(b)          Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the respective then remaining principal amounts thereof. Except as otherwise may be agreed by the Administrative Agent and the Required Lenders, any prepayment of Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of Type. Amounts prepaid on account of the Term Loans may not be reborrowed. For the avoidance of doubt, no payment made to any Lender pursuant to Section 2.26 shall be subject to this Section 2.17(b).

(c)          Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)          All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

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(f)          Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g)          If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.4, 2.6, 3.1, 2.17(e), 2.17(f) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18.          Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Restatement Effective Date:

(i)          shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for the excluded taxes described in the first sentence of Section 2.19, taxes imposed pursuant to FATCA and changes in the rate of tax on the overall net income of such Lender);

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of (i), any Loan) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 10 days after receipt of an invoice therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

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(b)          If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Restatement Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)          Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, in each case shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d)          A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19.          Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes), branch-level income tax and branch profits taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided, that if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (w) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section (x) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, or designates a new lending office except to the extent that such Lender (or its assignor if any) was entitled, at the time of such change in lending office (or assignment), to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (y) that are imposed pursuant to FATCA.

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(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition of tax, excluding interest and penalties caused by the willful misconduct or gross negligence of the Administrative Agent or any Lender, in the case of (iii).

(d)          Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)          Any Lender that is entitled to an exemption from or reduction of withholding tax or backup withholding tax under the law of any applicable jurisdiction with respect to payments under the Loan Documents shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation as prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or backup withholding tax or at a reduced rate.

Without limiting the generality of the foregoing, any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(i)          duly completed signed originals of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

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(ii)          duly completed signed originals of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii)          in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a signed original certificate, in substantially the form of Exhibit E-1, or any other form approved by the Administrative Agent and the Borrower, to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) duly completed signed originals of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv)          to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), a signed original Internal Revenue Service Form W-8IMY, accompanied by a signed original Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit E-2, Exhibit E-3 or Exhibit E-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a certificate, in substantially the form of Exhibit E-3, on behalf of such beneficial owner(s), or

(v) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Any Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

Each Lender shall, from time to time after the initial delivery by Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete, expired or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Non-U.S. Lender’s status or that such Lender is entitled to an exemption from or reduction in withholding tax or backup withholding tax with respect to payments under any Loan Document or (2) notify the Administrative Agent and the Borrower of the invalidity of any previously delivered forms, certifications, or other evidence (including invalidity due to a change in the Lender’s status as the beneficial owner (for United States tax purposes) of any payments (or portions thereof) due under the Loan Documents) and its inability to deliver any such forms, certificates or other evidence.

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Each Lender on or prior to the date on which such Lender becomes a Lender hereunder and from time to time thereafter, either upon the request of the Borrower or the Administrative Agent or its agents or upon the expiration or obsolescence of any previously delivered documentation, shall furnish to the Borrower and the Administrative Agent any documentation that is required under FATCA to enable the Borrower or the Administrative Agent to determine and execute its obligations, duties and liabilities with respect to FATCA, including but not limited to any taxes it may be required to withhold in respect of FATCA.

(f)          A Lender that is entitled to an exemption from or reduction of non-United States withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided, that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(g)          If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(h)          The Borrower and the Administrative Agent shall reasonably cooperate to provide any information reasonably requested by the Borrower or the Administrative Agent, respectively, for the purpose of complying with the requirements of Code Sections 1271 through 1275 and the Treasury Regulations promulgated thereunder. Neither the Borrower nor the Administrative agent shall indemnify each other or any other Person with respect to, or provide any guarantee concerning the accuracy of, information provided pursuant to the preceding sentence.

(i)          The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20.          Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment (including any payment made to a Lender in connection with a forced assignment by such Lender of Loans in accordance with Section 2.22(b) or Section 10.1) of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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2.21.          Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22.          Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19(a), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19(a), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19(a), or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon three Business Days’ written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6; provided that such Lender shall be deemed to have executed the applicable Assignment and Assumption), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts payable pursuant to Section 2.20), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19(a), such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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2.23.          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b)          the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)          if any Swingline Exposure or L/C Obligation exists at the time such Lender becomes a Defaulting Lender then:

(i)          all or any part of the Swingline Exposure and L/C Obligation of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Aggregate Exposure Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligation does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall following notice by the Administrative Agent (x) first, within three Business Days following notice by the Administrative Agent, prepay such Swingline Exposure and (y) second, within three Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligation is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligation pursuant to Section 2.23(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligation during the period such Defaulting Lender’s L/C Obligation is cash collateralized;

(iv)          if the L/C Obligation of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Aggregate Exposure Percentages; and

(v)          if all or any portion of such Defaulting Lender’s L/C Obligation is neither reallocated nor cash collateralized pursuant to Section 2.23, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligation) and letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligation shall be payable to the Issuing Lender until and to the extent that such L/C Obligation is reallocated and/or cash collateralized; and

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(d)          so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligation will be 100% covered by the Commitments of the non-Defaulting Lenders, including obligations to participate in Swingline Loans and Letters of Credit, and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligation of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Aggregate Exposure Percentage.

2.24.          Incremental Facility. (a) The Borrower may from time to time amend this Agreement in order to provide to the Borrower additional revolving loan facilities and/or increased revolving commitments in respect of the Revolving Facility or any other existing revolving facility hereunder (each, an “Incremental Revolving Facility”) and additional term loan facilities hereunder (each, an “Incremental Term Facility”; together with any Incremental Revolving Facility, the “Incremental Facilities”), provided that (i) the aggregate principal amount of the Incremental Facilities shall not exceed $100,000,000, plus additional amounts to the extent the Consolidated First Lien Net Leverage Ratio (determined (x) on a pro forma basis after giving effect to the provision of such Incremental Facility, (y) assuming, if such Incremental Facility is an Incremental Revolving Facility, such Incremental Revolving Facility is fully drawn as of such date and (z) disregarding the proceeds of such Incremental Facility in calculating such leverage ratio) as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) is less than 3.75:1.00, (ii) each Incremental Facility shall be in a minimum aggregate principal amount of $25,000,000, (iii) the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 7.1 after giving effect to the incurrence of such Incremental Facility, such compliance to be determined (x) on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) as though such incurrence had been consummated as of the first day of the fiscal period covered thereby, (y) assuming, if such Incremental Facility is an Incremental Revolving Facility, such Incremental Revolving Facility is fully drawn as of such date and (z) disregarding the proceeds of such Incremental Facility in calculating such financial covenant and (iv) at the time and after giving effect to the incurrence of any Incremental Facility and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing. The Loans and Commitments in respect of any Incremental Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Each Incremental Term Facility must have a weighted average life to maturity which is the same or longer than the then remaining weighted average life to maturity of the Term Facility and a final maturity no earlier than the Final Maturity Date. Incremental Facilities will be entitled to prepayments and voting rights on the same basis as the comparable Facility unless the applicable Incremental Facility Amendment specifies a lesser treatment. Each Incremental Revolving Facility shall have a final maturity no earlier than the Final Revolving Termination Date. The terms of the applicable Incremental Facility shall be as set forth in the applicable Incremental Facility Amendment; provided that (i) other than amortization (with respect to any Incremental Term Facility), pricing or maturity date, each Incremental Facility shall have the same terms as the Term Facility or the Revolving Facility, as applicable, or such terms as are reasonably satisfactory to the Administrative Agent and the Borrower, (ii) no Incremental Revolving Facility shall have any amortization and (iii) if, for any Incremental Facility, the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (equated to interest based on an assumed four-year life to maturity) payable to all Lenders providing such Incremental Facility and any Eurodollar or ABR floor applicable to such Incremental Facility but excluding any ticking fees, arrangement fees and other fees not paid to the makers of such loans generally) relating to such Incremental Facility exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount (equated to interest based on an assumed four-year life to maturity) payable to all Lenders providing the Term Facility or the Revolving Facility, as applicable, and any Eurodollar or ABR floor applicable to the Term Facility or the Revolving Facility, as applicable) relating to the Term Facility or the Revolving Facility, as applicable, immediately prior to the effectiveness of such Incremental Facility by more than 0.50%, the Applicable Margin (as calculated above) relating to the Term Facility or the Revolving Facility, as applicable, shall be adjusted to be equal to the Applicable Margin (as calculated above) relating to such Incremental Facility minus 0.50% (it being understood that differences in any Eurodollar or ABR floor, if required to be adjusted pursuant to the foregoing, shall be added to the Eurodollar or ABR floor to the extent required and not to the Applicable Margin). In the case of any Incremental Revolving Facility that increases the commitments under the Revolving Facility or any other existing revolving credit facility hereunder, the manner in which such increase is implemented shall be reasonably satisfactory to the Administrative Agent. At no time shall there be Revolving Commitments hereunder (including revolving commitments in respect of any Incremental Revolving Facility, Extended Revolving Commitments and any original Revolving Commitments) that have more than four different maturity dates.

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(b)          An Incremental Facility shall be made available hereunder upon delivery to the Administrative Agent of notice thereof executed by the Borrower. Any additional bank, financial institution, existing Lender or other Person that elects to extend loans or commitments under an Incremental Facility shall be reasonably satisfactory to the Borrower (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall (i) be subject to the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, the Issuing Lender and/or the Swingline Lender (to the extent such consent would be required with respect to an assignment to such Additional Lender pursuant to Section 10.6) and (ii) become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facility shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2. The proceeds of any Incremental Facility will be used only for general corporate purposes (including, for the avoidance of doubt, Permitted Acquisitions and other Investments and Restricted Payments) .

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2.25.          Extensions of Term Loans and Revolving Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Commitment extended pursuant to an Extension (an “Extended Revolving Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.6(c) and 3.1(c) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Revolving Percentages (and except as provided in Sections 2.6(c) and 3.1(c), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments, any revolving commitments under any Incremental Revolving Facility and any original Revolving Commitments) that have more than four different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.3 for periods prior to the Term Loan Maturity Date, as applicable, may not be increased, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

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(b)          With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.9, 2.10, 2.11 or 2.17 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (or, if less, the then aggregate outstanding amount of the Term Loans) (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.9, 2.10, 2.11 or 2.17 or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

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(d)          In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

2.26.          Prepayments Below Par. (a) Notwithstanding anything to the contrary set forth in this Agreement (including Sections 2.17 or 10.7) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.26; provided that (A) on the date of the Discounted Prepayment Option Notice and after giving effect to the Discounted Voluntary Prepayment, there shall be no outstanding Revolving Loans or Swingline Loans, (B) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of a particular tranche on a pro rata basis, (C) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) containing a customary representation and warranty that there is no material non-public information as of such date, (3) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.26 has been satisfied and (4) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment and (D) the aggregate amount of Term Loans prepaid pursuant to this Section 2.26 (valued at the par amount thereof) shall not exceed $100,000,000.

(b)          To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit I hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000 (unless otherwise agreed by the Administrative Agent). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(c)          Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit J hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.26(b) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

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(d)          The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(e)          Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (and not subject to Section 2.20), upon irrevocable notice substantially in the form of Exhibit K hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City Time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall (i) specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent, (ii) provide a customary representation and warranty that there is no material non-public information at the time of such purchase or a statement that such representation and warranty cannot be made at such time and (iii) state that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Term Loans.

(f)          To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.26(c) above) established by the Administrative Agent and the Borrower.

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(g)          Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice. Within one Business Day of delivery of a Discounted Voluntary Prepayment Notice, a Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment solely if the Borrower is unable to provide a customary representation and warranty in the Discounted Voluntary Prepayment Notice that there is no material non-public information.

(h)          Nothing in this Section 2.26 shall require the Borrower to undertake any Discounted Voluntary Prepayment.

SECTION 3.          LETTERS OF CREDIT

3.1.          L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower or the Subsidiaries listed on Schedule 3.1 (as such schedule may be updated from time to time to the satisfaction of the Issuing Lender), and to amend or extend Letters of Credit previously issued by it, on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above); provided further, that in the event any such Letter of Credit is renewed beyond the date referred to in clause (y) above, such Letter of Credit shall be cash collateralized or otherwise credit supported to the reasonable satisfaction of the Administrative Agent and the Issuing Lender on or prior to the date that is five Business Days prior to the Revolving Termination Date.

(b)          The Issuing Lender shall not at any time be obligated to issue or amend any Letter of Credit if such issuance or amendment would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

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(c)          If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Loans shall be repaid pursuant to Section 2.10 on such maturity date in an amount sufficient to permit the reallocation of the L/C Obligations relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Commitments in respect of such non-terminating tranches at such time (it being understood that (A) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (B) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall cash collateralize any such Letter of Credit in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank. If, for any reason, such cash collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed with such Revolving Lenders; provided that in no event shall such sublimit be less than the sum of (x) the L/C Obligations of the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Commitments pursuant to clause (i) above (assuming Revolving Loans are repaid in accordance with clause (i)(x)).

(d)          The Rollover Letters of Credit shall, as of and after the Closing Date, be deemed issued and outstanding pursuant to, and shall constitute “Letters of Credit” for all purposes of, this Agreement; provided that the Rollover Letters of Credit shall not be extended unless agreed by the applicable Issuing Bank.

3.2.          Procedure for Issuance and Amendment of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue or amend, as the case may be, a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein an Application therefor, completed to the satisfaction of each of the Issuing Lender and the Administrative Agent, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures (including receiving information from the Administrative Agent that there is sufficient availability under the L/C Commitment and the Revolving Commitment) and shall promptly issue or amend, as applicable, the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue or amend any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof, amending an existing Letter of Credit, or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance or amendment thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance or amendment of each Letter of Credit (including the amount thereof).

3.3.          Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding undrawn and unexpired Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date or amendment date, as applicable.

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(b)          In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4.          L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned to it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)          If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4 a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)          Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5.          Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or Section 2.7 that such payment be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

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3.6.          Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7.          Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8.          Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9.          Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder of any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

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SECTION 4.          REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1.          Financial Condition. (a) Each of the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2011 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the related pro forma statement of operations of the Borrower and its consolidated Subsidiaries (the “Pro Forma Statement of Operations”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred (i) on such date (in the case of the Pro Forma Balance Sheet) and (ii) at the beginning of such period (in the case of the Pro Forma Statement of Operations)) to the Transactions. Each of the Pro Forma Balance Sheet and the Pro Forma Statement of Operations has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at June 30, 2011, assuming that the events specified in the preceding sentence had actually occurred at such date (in the case of the Pro Forma Balance Sheet) or at the beginning of such period (in the case of the Pro Forma Statement of Operations.

(b)          The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2011 and June 30, 2011 and the related unaudited consolidated statements of income and cash flows for the fiscal periods ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the portion of the fiscal year then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments, if any.

(c)          The audited consolidated balance sheets of the Target and its consolidated Subsidiaries as at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young, LLP, to the Borrower’s knowledge, present fairly in all material respects the consolidated financial condition of the Target and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. To the Borrower’s knowledge, all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, neither the Target nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or reflected on Schedule 4.1. During the period from December 31, 2010 to and including the Closing Date, there has been no Disposition by the Target or any of its Subsidiaries of any material part of its business or property, other than as set forth on Schedule 4.1.

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4.2.          No Change. Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.          Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of each of (b) through (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.          Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Loan Documents, except (i) the filings referred to in Section 4.19 or otherwise required in order to perfect, record or maintain the security interests granted under the Security Documents and (ii) those that, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect.

4.5.          No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for any such violation other than with respect to a violation of the organizational documents of any Group Member, which could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6.          Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Responsible Officer of the Borrower, threatened by or against any Group Member or against any of the properties or revenues of any Group Member (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7.          Insurance. The properties of the Group Members are insured with financially sound and reputable insurance companies, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against by Persons engaged in the same general area by companies engaged in the same or a similar business, and owning similar properties, as the Group Members.

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4.8.          Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property except as could not reasonably be expected to materially interfere with the conduct of business of the Group Members, taken as a whole, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9.          Intellectual Property. Each Group Member owns, is licensed to use or possesses the right to use all material Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted in writing and is pending by any Person challenging the use of any Intellectual Property owned by any Group Member or the validity or effectiveness of any such Intellectual Property, nor does any Responsible Officer of the Borrower know of any valid basis for any such claim. The conduct of the business by each Group Member does not infringe on the rights of any Person in any material respect.

4.10.          Taxes. (i) Each Group Member has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11.          Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.          Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters (including but not limited to meal and rest breaks); (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member; (d) all individuals have been properly classified as employees or contractors; (e) there is no litigation or other proceeding pending, or to the knowledge of the Borrower, threatened, against any Group Member arising out of employment matters; and (f) no Group Member is subject to any consent decree arising out of employment matters.

4.13.          ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is drafted and has been operated and administered in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60. The present value of all accrued benefits under each Pension Plan (determined based on the assumptions used by such Pension Plans pursuant to Section 430(h) of the Code) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed by more than a material amount the value of the assets of such Pension Plan (as determined pursuant to Section 430(g) of the Code) allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of ASC Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans; (iv) no Group Member nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and, to the knowledge of the Loan Parties, none of the Loan Parties nor any ERISA Affiliate would become subject to any liability under ERISA if the Loan Parties or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (f) no such Multiemployer Plan is in Reorganization or Insolvent.

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4.14.          Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended from time to time. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15.          Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 (i) sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (ii) identifies all of the Unrestricted Subsidiaries and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of the Borrower, except to the extent permitted by the Loan Documents.

4.16.          Use of Proceeds. The proceeds of the Term Loans made on the Restatement Effective Date shall be used to satisfy the condition in Section 5.3(a) and to prepay loans under the Second Lien Credit Agreement. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for working capital needs and general corporate purposes of Group Members (including for Permitted Acquisitions and other Investments and Restricted Payments).

4.17.          Environmental Matters.

(a)          Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)          the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected give rise to liability under, any applicable Environmental Law;

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(ii)          each Group Member (A) is in compliance with all, and has not violated any, applicable Environmental Laws; (B) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; and (C) is in compliance with all, and has not violated any, of its Environmental Permits;

(iii)          no Group Member is aware of any past, present, or reasonably anticipated future events, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent it from (or increase the burden on it of) complying with applicable Environmental Laws or obtaining, renewing, or complying with all Environmental Permits required under such laws;

(iv)          Materials of Environmental Concern are not present at, on, under, in or about any current or former Properties or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) in amounts or concentrations or under circumstances that: (A) constitute or constituted a violation of, or could give rise to liability under, any Environmental Law or otherwise result in costs to any Group Member; or (B) interfere with the continuing operations of any Group Member;

(v)          no Group Member has received notice of any pending or threatened Environmental Claim with regard to any of the Properties or the business operated by the any Group Member, nor is the Borrower aware of any facts, conditions or circumstances that could reasonably be expected to give rise to such an Environmental Claim; and

(vi)          no Group Member has assumed or retained any obligations or liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

(b)          The Borrower has provided to the Administrative Agent true and complete copies of all Environmental Reports that are in the possession or control of any Group Member.

4.18.          Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contain as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19.          Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the certificated Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19 in appropriate form are filed in the offices specified on Schedule 4.19, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

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(b)           If and when delivered, each of the Mortgages, upon proper filing, shall be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the properties described therein and proceeds thereof, and if and when such Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected (if and to the extent perfection may be achieved by such filings) Lien on, and security interest in, all right, title and interest of the Loan Parties in the property subject to such Mortgage and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such property may be subject to the Liens permitted by Section 7.3).

4.20.          Solvency. As of the Closing Date, the Loan Parties on a consolidated basis were, and immediately after giving effect to the Transactions were, Solvent.

4.21.          Patriot Act. To the extent applicable, each Group Member is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended from time to time, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

SECTION 5.          CONDITIONS PRECEDENT

5.1.          Conditions to Initial Extension of Credit. The agreement of each Lender to have made the initial extensions of credit requested to be made by it was subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (it being understood and acknowledged that the Closing Date occurred on October 27, 2011 and that capitalized terms used in this Section 5.1 shall be used with the meanings assigned thereto in the Existing Credit Agreement):

(a)          Credit Agreement; Guarantee and Collateral Agreement; Intercreditor Agreement. The Administrative Agent shall have received (i) the Existing Credit Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A to the Existing Credit Agreement, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, including for the avoidance of doubt, the Target, (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party and (iv) the Intercreditor Agreement, executed and delivered by each Loan Party, the Administrative Agent and the Second Lien Administrative Agent.

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(b)          Acquisition; Equity Contribution; Refinancing. (i) The Acquisition shall be consummated concurrently with the initial funding of the Facilities in accordance with the terms of the Acquisition Agreement and no terms or conditions of the Acquisition Agreement shall have been amended or modified in any material respect, no provision thereof shall have been waived in any material respect and no material consent thereunder shall have been granted by the Borrower, in each case in a manner materially adverse to the Lenders (in their capacity as such), as reasonably determined by the Lead Arrangers, without the consent of the Lead Arrangers (which consent shall not be unreasonably withheld or delayed);

(ii)           The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower shall have received a cash contribution (in the form of common equity) from General Atlantic, LLC or its Affiliates, which, together with any common equity issued to such investors pursuant to the Acquisition Agreement and any existing common equity of the Target, will be in an aggregate amount equal to at least 33% of the total pro forma (i) consolidated Indebtedness plus (ii) equity capitalization of the Borrower and its Restricted Subsidiaries on the Closing Date after giving effect to the Transactions (it being understood that for purposes hereof, (i) the existing common equity of the Target shall be deemed to be $237,845,000 and (ii) the pro forma equity capitalization of the Borrower and its Restricted Subsidiaries shall be deemed to be $384,365,000).

(iii)          The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Debt shall have been repaid and all commitments, security interests and guarantees in connection therewith shall have been terminated.

(c)          Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and the Pro Forma Statement of Operations for the 12-month period ending June 30, 2011, prepared in accordance with Regulation S-X with such adjustments or deviations therefrom as the Lead Arrangers may agree, (ii) the audited consolidated financial statements of the Target for the 2008, 2009 and 2010 fiscal years and (iii) the unaudited interim consolidated financial statements of the Target for each fiscal quarter ended (A) after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph and (B) at least 45 days prior to the Closing Date.

(d)          Acquisition Agreement Representations. All of the Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(e)          Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens (A) permitted by Section 7.3 or (B) discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f)          Fees. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the third Business Day prior to the Closing Date pursuant to the Fee Letter. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

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(g)          Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (other than with respect to MonsterCommerce, LLC) the charter, articles, certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (if applicable), and (ii) a long-form good standing certificate for each Loan Party (other than MonsterCommerce, LLC) from its jurisdiction of organization (if applicable).

(h)          Legal Opinion. The Administrative Agent shall have received the legal opinion of Cooley LLP, counsel to the Group Members, in form and substance reasonably satisfactory to the Administrative Agent.

(i)          Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to deliver to the Administrative Agent the certificates and undated stock powers required by clause (i) and the promissory notes and related transfer forms required by clause (ii), such certificates, stock powers, promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items (other than any certificates representing the shares of Capital Stock of Material Restricted Subsidiaries that are (x) Domestic Subsidiaries and (y) Wholly Owned Subsidiaries) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 30 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(j)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirement set forth in this Section 5.1(j), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 30 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(k)          Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower.

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(l)          Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirement set forth in this Section 5.1(l), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 30 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(m)          No Material Adverse Effect. Since June 30, 2011, no Closing Date Material Adverse Effect has occurred.

(n)          Patriot Act. Before the end of the third Business Day prior to the Closing Date, the Administrative Agent shall have received all documentation and other information, which has been requested in writing at least five Business Days prior to the Closing Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(o)          Representations and Warranties. All of the representations and warranties made by any Loan Party in the Loan Documents shall be true and correct in all material respects; provided that the only representations and warranties the truth or accuracy of which in all material respects shall be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it hereunder shall be the representations and warranties set forth in Section 4.3(a), 4.4 (other than the last sentence thereof), 4.5 (solely with respect to organizational documents and Requirements of Law; provided that the term “Material Adverse Effect” therein shall be deemed to be replaced, solely for purposes hereof, with the term “Closing Date Material Adverse Effect”), 4.11, 4.14, 4.16, 4.19(a), 4.20 and 4.21.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2.          Conditions to Each Extension of Credit After the Restatement Effective Date. The agreement of each Lender (other than as agreed by the Administrative Agent and the Additional Lenders as set forth in Section 2.24(b)) to make any extension of credit requested to be made by it on any date, other than on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder (other than on the Closing Date and as agreed by the Administrative Agent and the Additional Lenders as set forth in Section 2.24(b)) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

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5.3.          Conditions to Restatement Effective Date. The agreement of each Lender to make the initial extensions of credit requested to be made by it on the Restatement Effective Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Restatement Effective Date, of the following conditions precedent (provided that the changes set forth in this Agreement with respect to (x) the “Applicable Margin” with respect to Revolving Loans and Swingline Loans, (y) the change in the definition of “Commitment Fee Rate” and (z) the increase in the Revolving Commitments shall, in each case, only be effective on the date of receipt (such date, the “Revolving Amendment Date”) of an executed signature page to this Agreement from each Revolving Lender listed on Schedule 1.1A):

(a)          Agreement; Reaffirmation Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Term Lender (it being understood that execution of a signature page to the Replacement Term Facility Amendment shall be deemed execution of this Agreement) and (ii) a reaffirmation, substantially in the form of Exhibit N hereto, executed and delivered by the Borrower and each Subsidiary Guarantor.

(b)          Fees. The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees required to be paid on or prior to the Restatement Effective Date, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel).

(c)          No Default. No Default or Event of Default shall have occurred and be continuing on the Restatement Effective Date or after giving effect to the Restatement Effective Date or the extensions of credit requested to be made on such date.

(d)          Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit C hereto, with appropriate insertions and attachments, including the charter, articles, certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (if applicable), and (ii) a long-form good standing certificate for each Loan Party from its jurisdiction of organization (if applicable).

(e)          Legal Opinion. The Administrative Agent shall have received the legal opinion of Cooley LLP, counsel to the Group Members, in form and substance reasonably satisfactory to the Administrative Agent.

(f)          Representations and Warranties. All of the representations and warranties made by any Loan Party in the Loan Documents shall be true and correct in all material respects.

(g)          Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

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(h)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

For the purpose of determining compliance with the conditions specified in this Section 5.3, each Lender that has signed this Agreement or the Replacement Term Facility Amendment shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.3 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

SECTION 6.          AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1.          Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)          as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and unaudited Borrower-prepared consolidating balance sheet of the Borrower and its consolidated and consolidating Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on, in the case of audited financial statements, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young, LLP or other independent certified public accountants of nationally recognized standing; and

(b)          as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and unaudited Borrower-prepared consolidating balance sheet of the Borrower and its consolidated and consolidating Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2.          Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a)          concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

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(b)          concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each of the Borrower and its Restricted Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (including, in the case of financial statements delivered pursuant to Section 6.1(a), beginning with the financial statements for the fiscal year ending December 31, 2012, a reasonably detailed calculation of Excess Cash Flow), and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Borrower or any of its Restricted Subsidiaries, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)          as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year;

(d)          concurrently with the delivery of any financial statements pursuant to Section 6.1, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e)          [Reserved];

(f)          within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g)          promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Borrower, any of its relevant Subsidiaries or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower, any of its Subsidiaries or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(h)          promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof as the Administrative Agent may from time to time reasonably request.

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Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(d) or (f) shall be deemed to have been delivered on the date (i) on which the Borrower files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto, (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to any Lender that requests that the Borrower deliver such paper copies and (B) in the case of clauses (i) and (ii) above, the Borrower shall (x) notify the Administrative Agent of the filing or posting of any such documents and (y) provide copies of all such documents to the Administrative Agent for posting on an Internet or intranet website to which the Lenders have access.

6.3.          Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including tax liabilities, except where such obligation is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its relevant Restricted Subsidiaries.

6.4.          Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or 7.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with Requirements of Law, except (i) to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) to the extent such Requirement of Law is currently being contested in good faith by appropriate proceedings.

6.5.          Maintenance of Property; Insurance. (a)  Keep all material property reasonably necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against by Persons engaged in the same general area by companies engaged in the same or a similar business and owning similar properties.

6.6.          Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) at reasonable times and upon reasonable advance notice, as often as may be desired, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, that (i) representatives of the Group Members may be present and participate in any such discussion with such accountants and (ii) unless an Event of Default has occurred and is continuing, such visits, inspections and making of abstracts shall occur not more than once in any fiscal quarter for the Administrative Agent and all of the Lenders taken together.

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6.7.          Notices. Promptly after a Responsible Officer or any Loan Party obtains knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a)          the occurrence of any Default or Event of Default;

(b)          any litigation or proceeding affecting any Group Member (i) in which the amount sought against any Group Member is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought as to which there is a reasonable probability of an adverse determination and, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(c)          an ERISA Event; and

(d)          any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8.          Environmental Laws. (a) Comply with, and undertake reasonable efforts to ensure compliance, by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and undertake reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9.          Ratings. Use commercially reasonable efforts to obtain and maintain a public corporate family and/or corporate credit rating, as applicable, and public ratings in respect of the Facilities, in each case from each of S&P and Moody’s.

6.10.          Further Assurances; Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (c) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) any Excluded Collateral (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and the filing of documents with the United States Patent and Trademark Office and the United States Copyright Office as may be required by the Security Documents or by law or as may be requested by the Administrative Agent.

(b)          With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Sections 7.3(g) and (o)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, (iv) deliver a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (if such real property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, together with a notice about special flood hazard area status and flood disaster assistance required pursuant to Section 208.25(i) of Regulation H of the Board, duly executed by the Borrower or the applicable Subsidiary) and (v) if such real property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards, obtain flood insurance made available under the National Flood Insurance Act of 1968, if such insurance is available, or otherwise provide evidence of flood insurance, reasonably satisfactory to the Administrative Agent.

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(c)          With respect to any new Material Restricted Subsidiary created or directly acquired after the Closing Date by the Borrower or any other Loan Party (which, for the purposes of this paragraph (c), shall include any directly-held existing Subsidiary of a Loan Party that becomes a Material Restricted Subsidiary (other than any Disregarded Domestic Subsidiary, Foreign Subsidiary, Non-Wholly Owned Subsidiary or Captive Insurance Subsidiary) or ceases to be a Disregarded Domestic Subsidiary, a Foreign Subsidiary, a Non-Wholly Owned Subsidiary or a Captive Insurance Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is directly owned by any Loan Party (provided that such security interest shall be limited, in the case of a Foreign Subsidiary or a Disregarded Domestic Subsidiary, to 65% of such voting Capital Stock in such Foreign Subsidiary or Disregarded Domestic Subsidiary, as applicable), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (if such new Subsidiary is a Material Restricted Subsidiary, unless such Subsidiary is a Foreign Subsidiary, a Disregarded Domestic Subsidiary, a Non-Wholly Owned Subsidiary or a Captive Insurance Subsidiary) (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11.          Designation of Subsidiaries. (a) The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it has Indebtedness with recourse to any Group Member, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is party to any agreement or contract with any Group Member, unless the terms of such agreement are no less favorable to the applicable Group Member than those that might be obtained from an unaffiliated third-party, (v) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which any Group Member has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition, (vi) no Disregarded Domestic Subsidiary may be designated an Unrestricted Subsidiary, (vii) no Subsidiary may be designated an Unrestricted Subsidiary if after giving effect to such designation, the Consolidated Total Net Leverage Ratio (calculated disregarding the proceeds of any Indebtedness incurred on such date) as of such date would exceed 3.00 to 1.00, (viii) [reserved] and (ix) no Unrestricted Subsidiary may engage in any transaction described in Section 7.8 (with respect to the prepayment of any Indebtedness) if the Borrower is prohibited from engaging in such transaction.

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(b)          The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein, at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the board of directors of the Borrower. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time. Upon a redesignation of any Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation.  Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Borrower.

6.12.          Post-Closing Covenants. Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Sections 5.1(i), 5.1(j) and 5.1(l) within the time period set forth in the applicable Section.

SECTION 7.          NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1.          Consolidated First Lien Net Leverage Ratio. Permit the Consolidated First Lien Net Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated First Lien Leverage Ratio
December 31, 2011 through September 30, 2012	5.50:1.00
December 31, 2012 through September 30, 2013	5.25:1.00
December 31, 2013 through September 30, 2014	4.75:1.00
December 31, 2014 through September 30, 2015	4.25:1.00
December 31, 2015 and thereafter	3.50:1.00

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Solely for purposes of determining compliance with the financial covenant set forth herein, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower during the period commencing on the first day of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements for the relevant fiscal quarter are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable, shall, at the request of Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant set forth herein for periods including such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter-period there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made and there shall not be more than four Specified Equity Contributions during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth herein, (c) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for the purpose of determining compliance with the financial covenant set forth herein for any fiscal quarter ended prior to the fiscal quarter in which such Specified Equity Contribution was made and (d) upon the Administrative Agent’s receipt of any such request of Borrower to include any Specified Equity Contribution in the calculation of Consolidated EBITDA, until the 10th Business Day after the applicable day on which financial statements are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable, no Credit Party shall exercise any right to accelerate the Loans or terminate the Commitments and no Credit Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing as a result of a breach of this Section 7.1.  For the avoidance of doubt, all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement.

7.2.          Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)          (i) Indebtedness of any Loan Party under this Agreement (including Indebtedness in respect of any Incremental Facility) and any Permitted Refinancing in respect of the Term Loans (any Indebtedness under such Permitted Refinancing, the “First Lien Refinancing Indebtedness”); provided that, (w) such First Lien Refinancing Indebtedness, if secured, is secured only by the Collateral on a pari passu or junior basis with the Obligations under this Agreement (provided that the First Lien Refinancing Indebtedness shall not consist of bank loans that are secured on a pari passu basis with the Obligations under this Agreement), (x) no Loan Party that is not originally obligated with respect to repayment of the Indebtedness being refinanced is obligated with respect to the First Lien Refinancing Indebtedness, (y) the terms of any such First Lien Refinancing Indebtedness are (excluding pricing, fees, rate floors and optional prepayment or redemption terms), taken as a whole, no more favorable to the lenders providing such First Lien Refinancing Indebtedness than those applicable to the Indebtedness being refinanced (other than any covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date) and (z) such First Lien Refinancing Indebtedness shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

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(b)          Indebtedness of (i) the Borrower to any Restricted Subsidiary, (ii) any Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary or (iii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party;

(c)          Guarantee Obligations incurred by any Group Member of obligations of any Loan Party to the extent such obligations are permitted hereunder; provided that to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates;

(d)          [reserved];

(e)          the Existing Letters of Credit; provided that the aggregate face value of the Existing Letters of Credit shall not exceed $1,250,000 at any time;

(f)          Indebtedness (including, without limitation, Capital Lease Obligations and purchase money obligations) to finance the acquisition of fixed or capital assets in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g)          Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(g) and any Permitted Refinancing thereof;

(h)          Indebtedness pursuant to the Canadian Government Loan not to exceed CDN $672,000 at any time and any guarantees provided in connection therewith;

(i)          Indebtedness of the Borrower in respect of Specified Cash Management Agreements, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;

(j)          Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(k)          Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(l)          Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(m)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(n)          Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

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(o)          client advance or deposits received in the ordinary course of business;

(p)          any indemnification, purchase price adjustment, earn-out or similar obligations incurred in connection with Investments permitted by Section 7.7;

(q)          Indebtedness acquired by any Group Member in connection with a Permitted Acquisition; provided, that such Indebtedness is not incurred in connection with, or in contemplation of, such transaction; provided further, that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and otherwise determined on a pro forma basis in accordance with the provisions set forth in the definition of Consolidated EBITDA, the Consolidated First Lien Net Leverage Ratio would not exceed the Consolidated First Lien Net Leverage Ratio then in effect pursuant to Section 7.1 minus 0.25:1.00; provided further that (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person and any of its Restricted Subsidiaries) and (y) such Person executes a supplement to the Guarantee and Collateral Agreement to the extent required under Section 6.10;

(r)          the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person as of such date in accordance with GAAP arising from the Permitted Sale and Leaseback;

(s)          additional Indebtedness of the Group Members in an aggregate principal amount (for all Group Members) not to exceed $15,000,000 at any one time outstanding;

(t)          Indebtedness pursuant to an arrangement with a Governmental Authority having terms substantially similar to those of the Canadian Government Loan in an aggregate amount not to exceed $5,000,000 at any time and guarantees provided in connection therewith;

(u)          time-based licenses of the Borrower or any Subsidiary in the ordinary course of business;

(v)          additional unsecured Indebtedness; provided that (i) immediately before and immediately after giving effect on a pro forma basis to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to the incurrence of such Indebtedness, the Borrower shall be in pro forma compliance with the covenant set forth in Section 7.1, such compliance to be determined (x) on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) as though such incurrence had been consummated as of the first day of the fiscal period covered thereby and (y) disregarding the proceeds of such Indebtedness in calculating such leverage ratio and (iii) immediately after giving effect to the incurrence of such Indebtedness, the Consolidated Total Net Leverage Ratio shall be less than or equal to 5.00:1.00, with such Consolidated Total Net Leverage Ratio determined in accordance with clauses (x) and (y) above; provided further that the aggregate amount of Indebtedness incurred in reliance on this clause (v) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $15,000,000; and

(w)          any Permitted Refinancing with respect to Sections 7.2(e) and (q).

7.3.          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

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(a)          Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)          deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, regulatory or statutory obligations, surety or appeal bonds, tender or performance bonds, return of money bonds, bankers’ acceptances, government contracts and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements, rights-of-way, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and Liens in favor of governmental authorities and public utilities, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially interfere with the ordinary conduct of the business of the Group Members (taken as a whole);

(f)          Liens in existence on the Closing Date listed on Schedule 7.3(f) and any modifications, replacements, renewals or extensions thereof; provided, that (i) such Lien shall not apply to any other property or asset (other than products or proceeds) of any Group Member and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any Permitted Refinancing thereof permitted by Section 7.2(w);

(g)          (i) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets; provided, that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets and (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof; and (ii) Liens securing any refinancing with respect to such Indebtedness permitted by Section 7.2;

(h)          Liens created pursuant to the Security Documents;

(i)          any interest or title of a lessor under any lease or sublease or any licensor under any license or sublicense entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;

(j)          Liens pursuant to the Canadian Government Loan and Indebtedness permitted pursuant to Section 7.2(t) on the assets, other than real property, of Register.Com located at 150 Barrington Street, 12N, Halifax, Nova Scotia, and all proceeds thereof;

(k)          Liens in favor of any Loan Party so long as such Liens are junior to the Liens created pursuant to the Security Documents;

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(l)          Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m)          any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n)          Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default, and Liens imposed against any Group Member in connection with any claim against such Group Member so long as the claim is being contested in good faith and does not materially adversely affect the business and operations of the Group Members, taken as a whole;

(o)          Liens on property (including Capital Stock) existing at the time of the permitted acquisition of such property by any Group Member to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(q) or other obligations permitted by this Agreement, provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing permitted by Section 7.2(w)) that such Liens secured, immediately prior to such permitted acquisition;

(p)          cash collateral arrangements made with respect to Existing Letters of Credit permitted by Section 7.2(e);

(q)          licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r)          Liens not otherwise permitted by this Section so long as the aggregate principal amount of the obligations secured thereby does not exceed (as to all Group Members) $10,000,000 at any one time.

7.4.          Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)          any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any other Restricted Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Restricted Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation or the continuing or surviving corporation shall, substantially simultaneously with such merger or consolidation, become a Subsidiary Guarantor);

(b)          (i) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (x) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (y) pursuant to a Disposition permitted by Section 7.5 and (ii) the Borrower may dispose of its assets pursuant to a Disposition permitted by Section 7.5;

(c)          any Restricted Subsidiary of the Borrower that is not a Loan Party may dispose of all or substantially all of its assets to any Group Member;

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(d)          the Group Members may consummate the Acquisition in accordance with the Acquisition Agreement; and

(e)          any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5.          Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)          the Disposition of obsolete, worn out, retired or surplus property (other than current assets) in the ordinary course of business and Dispositions of property (other than current assets) no longer used or useful in the conduct of the business of Group Members;

(b)          Dispositions of inventory and Cash Equivalents in the ordinary course of business;

(c)          Dispositions permitted by clause (i) of Section 7.4(b);

(d)          the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)          Dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(f)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g)          Dispositions resulting from casualty events;

(h)          licenses, sublicenses, leases and subleases of Intellectual Property of the Group Members in the ordinary course of business;

(i)          the Disposition of any property acquired in connection with a Permitted Acquisition;

(j)          the Disposition of other property having a fair market value not to exceed $7,500,000 in the aggregate for any period of two fiscal years of the Borrower;

(k)          the Orange Soda Disposition; and

(l)          Dispositions of other property in an aggregate amount not to exceed $20,000,000; provided that (i) such Disposition shall be made for fair value (determined as if such Disposition was consummated on an arms’-length basis), (ii) the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents and (iii) no Event of Default then exists or would result therefrom.

7.6.          Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock (including warrants, rights or options relating thereto of the Person making such dividend)) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

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(a)          any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b)          any Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any other Restricted Subsidiary that is not a Loan Party;

(c)          the Borrower may make repurchases of Capital Stock deemed to occur upon (i) the exercise of stock options, rights or warrants issued in accordance with any stock option plan, any management, director and/or employee stock ownership or incentive plan if such Capital Stock represents a portion of the exercise price of such options, rights or warrants or (ii) the election of an employee to have the Borrower withhold shares of Capital Stock to cover withholding taxes due upon the vesting of restricted stock awards with any stock option plan or any management, director and/or employee stock ownership or incentive plan to the extent that such Capital Stock represents the amount that the Borrower is required to withhold to cover state and federal income taxes;

(d)          any Group Member may make any Restricted Payment required to be made pursuant to the Acquisition Agreement as in effect on the Closing Date;

(e)          the Borrower may make repurchases of its Capital Stock not to exceed $5,000,000 in any fiscal year of the Borrower; and

(f)          so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) immediately after giving effect to the making of such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Consolidated First Lien Net Leverage Ratio shall be equal to or less than 3.25:1.00, such compliance to be determined (x) on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) as though such incurrence had been consummated as of the first day of the fiscal period covered thereby and (y) disregarding the proceeds of any such Indebtedness in calculating such leverage ratio, the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided, that the requirement set forth in clause (ii) above shall not apply until the aggregate amount of Restricted Payments made pursuant to this Section 7.6(f) shall exceed $5,000,000.

7.7.          Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)          extensions of trade credit in the ordinary course of business;

(b)          investments in Cash Equivalents;

(c)          Guarantee Obligations permitted by Section 7.2;

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(d)          loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Group Members not to exceed $1,000,000 at any one time outstanding;

(e)          the Acquisition;

(f)          Investments in assets useful in the business, other than current assets, of the Group Members made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(g)          intercompany Investments (i) by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor and (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party; and

(h)          the purchase or other acquisition (a “Permitted Acquisition”) of all (other than immaterial amounts of such Capital Stock such as directors’ qualifying shares) of the Capital Stock of any Person, or all or substantially all of the assets of any Person, or all or substantially all of a line of business, division or business unit of any Person; provided, that with respect to each purchase or other acquisition made pursuant to this Section 7.7(h):

(i)          such Person (in the case of the acquisition of all of the Capital Stock of such Person) or any existing or newly created Subsidiary that acquires the applicable property shall be (or upon consummation of such acquisition, become) wholly owned directly by the Borrower or one or more of its wholly-owned Restricted Subsidiaries (including as a result of a merger or consolidation) and such Person shall comply with the requirements of Section 6.10;

(ii)          the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business, or reasonably related, incidental or complimentary thereto, as one or more of the businesses in which the Group Members are engaged on the Closing Date (after giving effect to the Acquisition);

(iii)          (A) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition (and any related Dispositions and retirement of Indebtedness), the Group Members shall be in pro forma compliance with the covenant set forth in Section 7.1, such compliance to be determined (i) on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby, (ii) as if such purchase or acquisition is a Material Acquisition (even if such purchase or acquisition does not involve the payment of consideration by the Group Members in excess of $10,000,000) and (iii) disregarding the proceeds of any Indebtedness incurred in connection therewith in calculating the Consolidated First Lien Net Leverage Ratio; and

(iv)          the aggregate cash consideration given by the Group Members for all acquisitions consummated after the Closing Date in reliance on this clause (h) of (A) Persons that do not, upon the acquisition thereof, become Subsidiary Guarantors or (B) assets that are not acquired by Loan Parties shall not exceed (x) $100,000,000 plus (y) the Available Amount.

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(i)          promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 or received in connection with collections and compromises of accounts receivable in the ordinary course of business;

(j)          Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation with such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k)          Investments in joint ventures in an aggregate amount (valued at cost) not to exceed $10,000,000; provided, that with respect to joint ventures in which no Group Member has any existing Investment on the Closing Date, the aggregate amount (valued at cost) of such Investments shall not exceed $5,000,000 during the term of this Agreement;

(l)          in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members in an aggregate amount (valued at cost) not to exceed $50,000,000 during the term of this Agreement;

(m)          the Group Members may make other Investments in an aggregate amount not to exceed the Available Amount at such time; and

(n)          Investments existing on the Closing Date and set forth on Schedule 7.7(n) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(n) is not increased from the amount of such Investment on the Closing Date.

For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made).

7.8.          Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment or prepayment of principal, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any unsecured Indebtedness or any Subordinated Indebtedness, other than (i) with the Declined Prepayment Amount to the extent that it has not otherwise been applied by the Borrower to make any payment of any other Indebtedness of the Group Members, (ii) intercompany Indebtedness among Loan Parties, (iii) intercompany Indebtedness among Subsidiaries that are not Loan Parties, (iv) payments by a Subsidiary that is not a Loan Party in respect of Indebtedness owed to a Loan Party, (v) any cash settlement elected to be delivered by the Borrower upon the conversion of Convertible Securities in accordance with its terms and (vi) in an amount equal to the Available Amount; provided that no payment of Subordinated Indebtedness (including any scheduled payments of principal or interest) shall be permitted if an Event of Default has occurred and is continuing or if such payment is otherwise in violation of the subordination provisions of such Subordinated Indebtedness.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any unsecured Indebtedness or any Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (i) would not adversely affect the interests of the Lenders and (ii) does not involve the payment of a consent fee).

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(c) Designate any Indebtedness (other than (i) obligations of the Loan Parties pursuant to the Loan Documents and Indebtedness incurred pursuant to Section 7.2(b) and (ii) obligations of the Loan Parties with respect to First Lien Refinancing Indebtedness and any Permitted Refinancing of the Indebtedness outstanding under Section 7.2(b), which obligations are, in each case, pari passu in right of payment to the Obligations) as “Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Subordinated Indebtedness.

7.9.          Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or any of its relevant Restricted Subsidiaries than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that the foregoing restriction in clause (b) shall not apply to (i) transactions between or among the Loan Parties; (ii) transactions permitted under Section 7.6; (iii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iv) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors; (v) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors; and (vi) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Group Members.

7.10.          Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by any Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Group Member, other than the Permitted Sale and Leaseback.

7.11.          Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating to fixed rates or otherwise) with respect to any interest-bearing liability or investment of any Group Member.

7.12.          Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13.          Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement and the other Loan Documents, (ii) any agreement governing any Indebtedness incurred pursuant to Section 7.2(v), so long as any such agreement is not more restrictive than the Loan Documents and (iii) any agreement governing any Permitted Refinancing in respect of the Loans or Indebtedness incurred pursuant to Section 7.2(v), in each case, with respect to this clause (iii), so long as any such agreement is not more restrictive than the Loan Documents and such Indebtedness, as applicable, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein or (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be.

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7.14.          Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under (A) the Loan Documents, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2(v) or (C) any agreement governing Permitted Refinancing in respect of the Loans or any Indebtedness incurred pursuant to Section 7.2(v), in each case so long as any such agreement is not more restrictive than the Loan Documents and such Indebtedness, as applicable, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any restriction under any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein or (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be.

7.15.          Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members are engaged on the Closing Date (after giving effect to the Acquisition) or that are reasonably related, incidental or complementary thereto, or reasonable extensions thereof.

SECTION 8.          EVENTS OF DEFAULT

8.1.          Events of Default. If any of the following events shall occur and be continuing:

(a)          the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

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(c)          any Loan Party shall default in the observance or performance of any agreement contained in Section 3.1(c), clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.5(b) of the Guarantee and Collateral Agreement; or

(d)          any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)          the Borrower or any Restricted Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, and including, for purposes of this Section 8.1(e), obligations in respect of Swap Agreements, but excluding the Loans) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, but without any further lapse of time, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that (A) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount (valued, in the case of a Swap Agreement, as the maximum aggregate amount (giving effect to any netting arrangements) that the Borrower or any Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time) of which is $10,000,000 or more and (B) an event or condition described in clause (iii) of this paragraph (e) shall not include any conversion or exchange of Convertible Securities; or

(f)          (i) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall authorize any action set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or

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(g)          (i) an ERISA Event or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)          one or more final monetary judgments or decrees shall be entered against any Group Member (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $10,000,000 or more, which such judgments or decrees are not paid, discharged, satisfied, annulled, rescinded, vacated, discharged, stayed or bonded pending appeal for a period of 60 days; or

(i)          any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby other than pursuant to the terms hereof or such Security Document; or

(j)          the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)          a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

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8.2.          Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a)          First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount pursuant to Section 2.14 from and after the date such amount is due, owing or unpaid until paid in full;

(b)          Second, to the payment of all other reasonable out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)          Third, to the payment in full in cash of the principal amount of the Obligations (excluding Obligations in respect of Specified Cash Management Agreements), any interest and premium thereon and any breakage, termination or other payments under agreements giving rise to Obligations and any interest accrued thereon; and

(d)          Fourth, to the payment in full in cash of the principal amount of the Obligations in respect of Specified Cash Management Agreements, and any interest and premium thereon; and

(e)          Fifth, the balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

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Notwithstanding the foregoing, no amount received from any Subsidiary Guarantor shall be applied to any Excluded Swap Obligation of such Subsidiary Guarantor.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.2, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 9.          THE AGENTS

9.1.          Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement, the other Loan Documents, and the Specified Swap Agreements and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement, the other Loan Documents, and the Specified Swap Agreements and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the other Loan Documents, and the Specified Swap Agreements, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2.          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3.          Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. If the payee of any Note is listed as a Lender in the Register, the Administrative Agent may deem and treat the payee of any Note as the owner thereof to the extent of such Payee’s registered principal and stated interest on any Loan for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

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9.5.          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.          Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7.          Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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9.8.          Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.          Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which shall be a financial institution, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.          Agents. None of the Co-Syndication Agents or the Co-Documentation Agents shall have any duties or responsibilities hereunder in its capacity as such.

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SECTION 10.          MISCELLANEOUS

10.1.          Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv)  reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that primarily affects the Administrative Agent without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (viii) amend Section 2.23 without the written consent of the Required Lenders, the Administrative Agent, the Swingline Lender and the Issuing Lender; (ix) amend, modify or waive any provision of Section 8.2 without the written consent of all Lenders; or (x) amend Section 3.1(c) without the consent of Lenders holding more than 50% of the Revolving Commitments in respect of the applicable maturing Revolving Commitments (or, if the Revolving Commitments in respect of such tranche have been terminated, the Total Revolving Extensions of Credit then outstanding in respect of such maturing tranche); provided further that (A) this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to incorporate the terms of any Extension or any Incremental Facility, (B) the conditions set forth in Section 5.2 may be waived solely with the consent of the Majority Facility Lenders in respect of the Revolving Facility and (C) this Agreement may be amended solely with the consent of the Borrower and the Majority Facility Lenders with respect to the applicable Facility with respect to any amendments or modifications that affect only such Facility (it being understood that increases in the Applicable Margin, amendments or modifications to the amortization of the Term Loans as in effect on the Restatement Effective Date, any amendment to the Maturity Date such that the Term Loans mature prior to the Maturity Date as in effect on the Restatement Effective Date and any waiver of conditions to the provision of any Incremental Facility shall be deemed to affect each Facility). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. To the extent that this Section 10.1 requires the consent of all Lenders to any amendment, waiver or modification, a Defaulting Lender’s vote shall not be included; provided, that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or L/C Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

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In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) of the preceding paragraph of this Section, the consent of the Majority Facility Lenders of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon three Business Days’ written notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6; provided that such Lender shall be deemed to have executed the applicable Assignment and Assumption), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 10.6(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Lender and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts payable pursuant to Section 2.20), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (c) unless waived, the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.6(b) and (d) the assignee shall consent to such Proposed Change. At any time on or prior to the first anniversary after the Restatement Effective Date, if the Proposed Change to which the Non-Consenting Lender withholds consent would result in a prepayment premium being payable to any Lender pursuant to Section 2.10 (assuming no waiver of such prepayment premium), the Borrower shall be required to pay such Non-Consenting Lender a 1% premium on the amount of such Non-Consenting Lender’s Term Loans in connection with any assignment thereof pursuant to this paragraph.

Notwithstanding the foregoing, this Agreement may be amended (x) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans or the term loans under any Incremental Term Facility (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the terms of Replacement Term Loans are (excluding pricing, fees, rate floors and optional prepayment or redemption terms), taken as a whole, no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date), (c) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans and (d) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (y) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of all or any portion of the Revolving Facility or any Incremental Revolving Facility (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility, (b) the termination date of such Replacement Revolving Facility shall be no earlier than the termination date of the Replaced Revolving Facility and (c) the terms of any such Replacement Revolving Facility are (excluding pricing, fees, rate floors and optional prepayment or redemption terms), taken as a whole, no more favorable to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than any covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date).

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10.2.          Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	12808 Gran Bay Parkway West Jacksonville, Florida 32258
Attention: Chief Financial Officer
Facsimile: (904) 880-0350
Telephone: (904) 680-6600

Administrative Agent:	JPMorgan Chase Bank, N.A. Address: 1111 Fannin Street, Floor 10 Houston, Texas 77002-6925
Attention: Talitha Humes

Facsimile: (713) 750-2878

Telephone: (713) 427-6190

With copies to:

JPMorgan Chase Bank, N.A.

Address: 1111 Fannin Street, Floor 10
Houston, Texas 77002-6925

Attention: Jeremy Jones

Facsimile: (713) 750-2878

Telephone: (713) 750-3512

JPMorgan Chase Bank, N.A.

Address: 383 Madison Avenue, Floor 24
New York, New York 10179

Attention: Tina Ruyter

Facsimile: (212) 270-5127

Telephone: (212) 270-4676

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

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Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

10.3.          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.          Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.          Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and the Lead Arrangers (and, if necessary, one local counsel in any relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, in each case, together with backup documentation supporting such reimbursement request, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent and the Lenders; provided, that the Borrower shall not be liable for the fees and disbursements of more than one separate firm for the Administrative Agent and the Lenders (unless there shall exist an actual conflict of interest among the Administrative Agent and the Lenders (or among the Lenders), in which case the Borrower shall be liable for the fees and disbursements of another separate counsel for the affected Person) and one local counsel in any material jurisdiction, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, other than those found by a final and nonappealable decision of a court of competent jurisdiction to have been caused by the willful misconduct, bad faith or gross negligence of the Administrative Agent or any Lender that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors, partners, representatives and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, judgments, suits or actions or other legal proceedings (whether brought by a third party or the Borrower or other Loan Party), costs, expenses or disbursements of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any Subsidiary or any of the Properties, any Environmental Claims, and the reasonable and documented fees and expenses of legal counsel (provided that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Indemnitees (unless there shall be an actual conflict of interest among the Indemnitees, in which case the Borrower shall be liable for the fees and expenses of another separate counsel for the affected Indemnitees) and one local counsel in any material jurisdiction) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (x) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its affiliates or their respective officers, directors or employees or (y) arising out of a dispute solely between Indemnitees not involving an act or omission by the Borrower or any of its Affiliates (other than any such indemnified liabilities asserted against any Indemnitee in its capacity, or in fulfilling its role, as an agent or Lead Arranger or similar role for any Facility (including any Incremental Facility)).  The Borrower shall not be liable to for any special, indirect, consequential or punitive damages (other than as required pursuant to Section 10.5(c) or (d)). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Chief Financial Officer (Telephone No. (904) 680-6600) (Telecopy No. (904) 880-0350), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

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10.6.          Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower; provided, that no consent of the Borrower shall be required (i) for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (ii) for an assignment of Revolving Commitments or Revolving Loans to a Revolving Lender or an Affiliate of a Revolving Lender or (iii) if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing, for an assignment of all or any portion of a Term Loan, Revolving Commitments or Revolving Loans to any other Person; provided further that, prior to the date that is 30 days after the Restatement Effective Date, no consent of the Borrower shall be required with respect to any assignment of all or any portion of a Loan in connection with the initial syndication of the Loans; provided further that the Borrower shall be deemed to have consented to any assignment of a Term Loan unless the Borrower has objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof

(B)          the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C)          the Issuing Lender and the Swingline Lender, only if such assignment is of a Revolving Loan.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of Term Loans) and $5,000,000 (in the case of the Revolving Facility) unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)          (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

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For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender (and any such assignment may be at a discount to the par value thereof in accordance with procedures reasonably satisfactory to the Administrative Agent); provided that any such assignment (other than any such assignment to an Affiliated Debt Fund) shall be subject to the following additional conditions: (1) no Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment, (2) immediately after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding, (3) the Affiliated Lender shall execute a waiver in form and substance reasonably satisfactory to the Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliated Lender (i) to vote as a Lender with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document (it being understood that such interest will be deemed voted in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders), provided that, notwithstanding the foregoing, (x) such Affiliated Lender shall be permitted to vote as a Lender if such amendment, modification, waiver, consent or other such action (A) requires the vote of all Lenders or all affected Lenders and all other Lenders or all other affected Lenders, as the case may be, have given their consent thereto, or (B) disproportionately affects such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders and (y) no amendment, modification, waiver, consent or other action shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder without consent of such Affiliated Lender, (ii) subject to subclause (i) of clause (3) of this paragraph, to otherwise vote as a Lender on any matter related to this Agreement or any other Loan Document, (iii) to, in its capacity as a Lender, attend (or receive any notice of) any meeting, conference call or correspondence with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender, (iv) to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege or (v) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents (except with respect to rights expressly retained under subclause (i) of clause (3) of this paragraph), (4) each Affiliated Lender shall acknowledge and agree that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against any Group Member, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders and (5) the Affiliated Lender shall provide, (x) as of the date of its offer to purchase, a customary representation and warranty that there is no material non-public information and (y) as of the date of the effectiveness of such purchase and assignment, either a customary representation and warranty that there is no material non-public information at such time or a statement that such representation cannot be made at such time; provided further that any assignment to an Affiliated Debt Fund shall be subject to the condition that Affiliated Debt Funds shall not account for more than 50% of the amounts included in determining whether the Required Lenders (or the Majority Facility Lenders in respect of the Term Facility) have consented to any amendment, modification or waiver pursuant to Section 10.1.

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(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided, such Participant shall be subject to Section 10.7(a) as though it were a Lender.

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(ii)          A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.19 unless such Participant complies with Sections 2.19(d), (e) and (f) as if it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above; provided, that a transfer of any Note may be effected only by the surrender of the original Note and either re-issuance by the Borrower of the original Note to a new holder or the issuance by the Borrower of a new Note to a new holder.

(f)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

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10.7.          Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such application.

10.8.          Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9.          Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.          Integration. This Agreement, the other Loan Documents and the Fee Letter represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.          Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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10.12.          Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof (except that, (x) in the case of any Mortgage or other Security Document, proceedings may also be brought by the Administrative Agent or collateral agent in the state in which the respective Mortgaged Property or Collateral is located or any other relevant jurisdiction and (y) in the case of any bankruptcy, insolvency or similar proceedings with respect to any Loan Party, actions or proceedings related to this Agreement and the other Loan Documents may be brought in such court holding such bankruptcy, insolvency or similar proceedings);

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13.          Acknowledgements. The Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)          neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14.          Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

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(b)          At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15.          Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided, that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons have been advised of the confidentiality provisions hereof and are subject thereto, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) if agreed by the Borrower in its sole discretion, to any other Person or (k) to any regulatory or self-regulatory agency having supervisory authority over any Lender in connection with an examination of such Lender by such agency.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

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10.16.          WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17.          Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18.          Usury Savings. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below).  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.  As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

10.19.          No Novation. The terms and conditions of the Existing Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement.  Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement.  Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement. From and after the Restatement Effective Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

10.20.          Existing Credit Agreement. Each Lender and the Borrower agree that (a) any amounts payable to any Continuing Term Lender (as defined in the Replacement Term Facility Amendment) pursuant to Section 2.20 of the Existing Credit Agreement are hereby waived and (b) with respect to any payment or deemed payment of Existing Revolving Loans on the Revolving Amendment Date, (a) the notice requirements under Section 2.10 of the Existing Credit Agreement are hereby waived and (b) any amounts payable pursuant to Section 2.20 as a result of such payment or deemed payment are hereby waived.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WEB.COM GROUP, INC.

By:	/s/ David L. Brown
Name: David L. Brown
Title: Chief Executive Officer

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Co-Syndication Agent and as a Lender

By:	/s/ Tina Ruyter
Name: Tina Ruyter
Title: Executive Director

DEUTSCHE BANK SECURITIES INC., as Co- Syndication Agent

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Director

By:	/s/ Jackson Merchant
Name: Jackson Merchant
Title: Director

SUNTRUST BANK, as Co-Documentation Agent and as a Lender

By:	/s/ Brian Guffin
Name: Brian Guffin
Title: Director

GOLDMAN SACHS LENDING PARTNERS LLC, as Co-Documentation Agent and as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

[Credit Agreement Signature Page]

CITIGROUP GLOBAL MARKETS, INC., as Co- Documentation Agent and as a Lender

By:	/s/ Avrum Spiegel
Name: Avrum Spiegel
Title: Managing Director

WELLS FARGO BANK, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Caraline J. Vince
Name: Caraline J. Vince
Title: Assistant Vice President.

[Credit Agreement Signature Page]